Exhibit 99.1
McDATA CORPORATION
     Note: All other consolidated financial statement schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of McDATA Corporation
Broomfield, Colorado
We have audited the accompanying consolidated balance sheets of McDATA Corporation and subsidiaries (the “Company”) as of January 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. Our audits also included the consolidated financial statement schedule included as Schedule II for the years ended January 31, 2006 and 2005. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits. The consolidated financial statements and consolidated financial statement schedule of the Company for the year ended January 31, 2004 were audited by other auditors whose report, dated April 14, 2004, expressed an unqualified opinion on those statements and schedule.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such 2006 and 2005 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule for the years ended January 31, 2006 and 2005, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
April 24, 2006

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of McDATA Corporation:
In our opinion, the accompanying consolidated statements of operations, of changes in stockholders’ equity and of cash flows of McDATA Corporation and its subsidiaries for the year ended January 31, 2004, present fairly, in all material respects, the results of operations and cash flows of McDATA Corporation and its subsidiaries for the year ended January 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein for the year ended January 31, 2004 when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Denver, Colorado
April 14, 2004 except for Notes 16 and 19 which are as of April 24, 2006

McDATA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	January 31,	January 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$139,083	$64,507
Securities lending collateral	62,555	130,804
Short-term investments	171,110	145,259
Accounts receivable, net of allowances for bad debts of $7,880 and $306 as of January 31, 2006 and 2005, respectively	126,106	63,810
Inventories, net	33,100	13,720
Prepaid expenses and other current assets	13,423	7,280

Total current assets	545,377	425,380
Property and equipment, net	109,118	94,929
Long-term investments	31,884	95,589
Restricted cash	10,697	5,047
Intangible assets, net of accumulated amortization of $72,214 and $34,709 as of January 31, 2006 and 2005, respectively	123,694	87,592
Goodwill	266,141	78,693
Other assets, net	59,798	31,005

Total assets	$1,146,709	$818,235

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,238	$20,345
Accrued liabilities	94,276	44,549
Securities lending collateral payable	62,555	130,804
Current portion of deferred revenue	61,242	22,736
Current portion of obligations under capital leases	2,977	912

Total current liabilities	264,288	219,346
Obligations under capital leases, less current portion	3,532	256
Deferred revenue, less current portion	31,380	27,001
Other long-term liabilities	1,844	1,908
Interest rate swaps	7,553	2,005
Convertible subordinated debt	285,889	170,495

Total liabilities	594,486	421,011

Commitments and contingencies (Note 17)
Stockholders’ Equity:
Common stock, Class A, $0.01 par value, 250,000,000 shares authorized, 119,599,002 and 81,000,000 shares issued and outstanding as of January 31, 2006 and 2005, respectively	1,197	810
Common stock, Class B, $0.01 par value, 200,000,000 shares authorized, 38,315,628 and 37,960,526 shares issued and outstanding as of January 31, 2006 and 2005, respectively	385	379
Additional paid-in-capital	671,142	481,735
Treasury stock, at cost, 1,439,560 and 678,574 Class A shares as of January 31, 2006 and 2005, respectively and 3,085,256 and 2,343,785 Class B shares as of January 31, 2006 and 2005, respectively	(23,591)	(19,039)
Deferred compensation	(2,832)	(2,738)
Accumulated other comprehensive loss	(807)	(1,253)
Accumulated deficit	(93,271)	(62,670)

Total stockholders’ equity	552,223	397,224

Total liabilities and stockholders’ equity	$1,146,709	$818,235

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended January 31,
	2006	2005	2004
Revenue
Product	$523,440	$379,344	$407,137
Service	90,993	20,316	11,723

Total revenue	614,433	$399,660	$418,860
Cost of revenue
Product	248,025	158,656	162,151
Service	59,874	17,505	15,178
Restructuring charges	1,192	—	—

Total cost of revenue	309,091	176,161	177,329
Gross profit	305,342	223,499	241,531
Operating expenses:
Research and development (excludes amortization of deferred compensation included in Amortization of deferred compensation of $1,320, $4,027 and $6,142, respectively)	111,715	91,488	88,826
Selling and marketing (excludes amortization of deferred compensation included in Amortization of deferred compensation of $838, $476 and $1,948, respectively)	133,909	101,305	95,820
General and administrative (excludes amortization of deferred compensation included in Amortization of deferred compensation of $3,750, $1,019 and $3,879, respectively)	35,116	25,584	30,234
Amortization of acquired intangible assets	37,510	22,773	9,222
Acquired in-process research and development and other acquisition-related costs	—	—	11,410
Amortization of deferred compensation (excludes amortization of deferred compensation included in Cost of revenue of $250, $180 and $739, respectively)	5,908	5,522	11,969
Restructuring charges	11,685	1,263	2,258

Total operating expenses	335,843	247,935	249,739

Loss from operations	(30,501)	(24,436)	(8,208)
Interest and other income	11,418	6,639	7,231
Interest expense	(11,087)	(1,333)	(2,760)

Loss before income taxes	(30,170)	(19,130)	(3,737)
Income tax expense	431	362	38,412

Loss before equity in net loss of affiliated company	(30,601)	(19,492)	(42,149)
Equity in net loss of affiliated company	—	(1,380)	(984)

Net loss	$(30,601)	$(20,872)	$(43,133)

Basic and diluted net loss per share	$(.22)	$(0.18)	$(0.38)

Shares used in computing basic and diluted net loss per share	140,331	115,355	114,682

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands)

							Accumulated
	Common Stock				Additional		Other		Retained	Total
	Class A		Class B		Paid-In	Deferred	Comprehensive	Treasury	Earnings	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Income (Loss)	Stock	(Deficit)	Equity
Balances at January 31, 2003	81,000	810	33,283	333	475,975	(6,934)	711	—	1,335	472,230
Shares issued	—	—	2,880	29	23,155	(17,357)	—	—	—	5,827
Forfeitures of deferred compensation	—	—	(112)	(1)	(1,207)	1,208	—	—	—	—
Purchase of call options, net	—	—	—	—	(20,510)	—	—	—	—	(20,510)
Compensation expense	—	—	—	—	—	12,708	—	—	—	12,708
Tax benefit (expense) of stock options	—	—	—	—	(420)	—	—	—	—	(420)
Acquisition of treasury stock	—	—	—	—	—	—	—	(8,752)	—	(8,752)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(43,133)	(43,133)
Unrealized loss on investments, net of tax of $453	—	—	—	—	—	—	(308)	—	—	(308)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(43,441)

Balances at January 31, 2004	81,000	810	36,051	361	476,993	(10,375)	403	(8,752)	(41,798)	417,642
Shares issued	—	—	2,086	20	5,613	—	—	—	—	5,633
Forfeitures of deferred compensation	—	—	(177)	(2)	(1,933)	1,935	—	—	—	—
Issuance of warrants	—	—	—	—	1,062	—	—	—	—	1,062
Compensation expense	—	—	—	—	—	5,702	—	—	—	5,702
Acquisition of treasury stock	—	—	—	—	—	—	—	(10,287)	—	(10,287)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(20,872)	(20,872)
Unrealized loss on investments, net of tax of $0	—	—	—	—	—	—	(1,656)	—	—	(1,656)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(22,528)

Balances at January 31, 2005	81,000	810	37,960	379	481,735	(2,738)	(1,253)	(19,039)	(62,670)	397,224
Shares issued in Merger	38,754	388	—	—	185,654	(3,606)	—	—	—	182,436
Shares issued	136	1	382	4	5,258	(4,151)	—	—	—	1,112
Forfeitures of deferred compensation	(77)	—	(105)	—	(1,505)	1,505	—	—	—	—
Compensation expense	—	—	—	—	—	6,158	—	—	—	6,158
Acquisition of treasury stock	—	—	—	—	—	—	—	(4,552)	—	(4,552)
Other	(214)	(2)	78	2	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(30,601)	(30,601)
Unrealized loss on investments, net of tax of $0	—	—	—	—	—	—	964	—	—	964
Foreign currency translation adjustment, net of tax of $0		—	—	—	—	—	(518)	—	—	(518)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(30,155)

Balances at January 31, 2006	119,599	$1,197	38,315	$385	$671,142	$(2,832)	$(807)	$(23,591)	$(93,271)	$552,223

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended January 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(30,601)	$(20,872)	$(43,133)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	92,653	56,337	44,589
Bad debt provision	1,520	(467)	(474)
Equity in net loss of affiliate	—	1,380	984
Net realized loss on investments	247	643	48
Net loss on retirement of assets	17	1,094	400
Acquired in-process research and development	—	—	11,410
Inventory provisions	6,735	4,498	2,608
Impairment loss	—	50	—
Non-cash compensation expense	6,158	5,703	12,708
Deferred taxes	475	—	38,815
Tax benefit (expense) from stock options exercised	—	—	(420)
Unrealized (gains) losses on derivative transactions	(56)	(40)	—
Changes in net assets and liabilities, net of effects of merger with CNT:
Accounts receivable	(8,040)	(364)	(26,105)
Inventories	(9,495)	(12,013)	(6,150)
Prepaid expenses and other current assets	968	(1,225)	29
Other assets, net	(27,690)	(18,727)	(7,682)
Accounts payable	7,147	3,630	7,091
Accrued liabilities	(31,914)	(8,573)	9,621
Deferred revenue and other long-term liabilities	5,417	10,580	17,782
Accrued income taxes	3,022	(210)	(1,061)
Goodwill	(2,074)	—	—

Net cash provided by operating activities	14,489	21,424	61,060
Cash flows from investing activities:
Acquisitions, net of cash acquired	40,395	—	(171,421)
Purchase of equity investment in Aarohi	—	—	(6,000)
Purchases of property and equipment	(13,177)	(16,923)	(17,999)
Proceeds from sale of equipment	1,727	—	—
Decrease (increase) in restricted cash related to interest rate swap	(1,825)	83	(5,130)
Cash received on cash surrender value of life insurance policy	1,339	—	—
Purchases of investments	(376,952)	(459,825)	(654,238)
Maturities of investments	415,093	278,921	509,444
Sales of investments	—	197,806	101,085

Net cash provided by (used in) investing activities	66,600	62	(244,259)
Cash flows from financing activities:
Proceeds from issuance of convertible subordinated debt	—	—	172,500
Costs of debt issuance	—	—	(5,567)
Purchase of call options	—	—	(53,455)
Sale of call options	—	—	32,945
Purchase of treasury stock	(4,552)	(10,287)	(8,752)
Payment of notes payable	(222)	(1,479)	(15,469)
Payment of obligations under capital leases	(2,513)	(1,088)	(2,697)
Proceeds from the issuance of common stock	1,082	5,574	5,827

Net cash provided by (used in) financing activities	(6,205)	(7,280)	125,332
Effect of Exchange Rates on Cash and Cash Equivalents	(308)
Net increase (decrease) in cash and cash equivalents	74,576	14,206	(57,867)
Cash and cash equivalents, beginning of period	64,507	50,301	108,168

Cash and cash equivalents, end of period	$139,083	$64,507	$50,301

Supplemental Disclosure of Non-cash Investing and Financing Activities
Interest paid	$1,333	$4,003	$2,325
Income taxes paid	—	647	1,095
Capital lease obligations incurred, net of trade-ins	—	223	1,783
Transfer of inventory to fixed assets	6,306	4,842	1,859
Fixed assets exchanged for capital leases	—	—	(1,364)
Restricted stock grant	—	—	17,357
Deferred compensation forfeitures	1,503	—	—
The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tabular amounts in thousands, except per share data)
NOTE 1 OVERVIEW AND BASIS OF PRESENTATION
Our Business
     McDATA Corporation and its subsidiaries provide data infrastructure solutions that simplify and optimize access to and movement of ever increasing volumes of data held within enterprises across the globe. This access is provided across storage area networks (SANs), metropolitan area networks (MANs) and wide area networks (WANs) through a combination of products and services. On June 1 2005, McDATA closed the acquisition of Computer Network Technology Corporation (CNT) and created a combined company with the products, talents and services of two respected names in storage networking. CNT adds significant capabilities in the areas of extending storage networks over distance (MAN and WAN), professional services and maintenance services to McDATA’s strength in SAN directors, switches, routing, security and management. The merger of CNT and McDATA is expected to accelerate McDATA’s Global Enterprise Data Infrastructure (GEDI) initiative, whereby customers can evolve to a globally connected, secure, highly-available, performance-optimized, centrally-managed data access environment.
     McDATA’s product offerings include Intrepid directors, Sphereon switches, embedded blade server switches, Eclipse SAN routers, UltraNet extension products, EFCM management software, storage networking services (SNS) software and related third party products. Many of these products are an integral part of data services infrastructure solutions sold by most major storage and system vendors including Dell Products L.P. (Dell), EMC Corporation (EMC), Hewlett-Packard (HP), Hitachi Data Systems (HDS), International Business Machines Corporation (IBM), and Sun Microsystems Inc. (Sun). In addition to these partners, the products are also sold through selected value added distributors (VADs) and value added resellers (VARs) in major geographic locations across the world. In addition to the products, McDATA also offers services including professional services, education, break/fix maintenance support, network monitoring services, as well as upgraded warranty and extended maintenance contracts on our hardware products.
     McDATA combines products and services to deliver solutions in the areas of data access, storage area networking, FICON, backup and recovery and disaster recovery / business continuity and data migration. While the primary fulfillment method is through our channel partners, McDATA’s field organization works directly with customers to drive preference for McDATA solutions, and McDATA has and may continue to directly sell channel extension, third party products, maintenance and support and professional services to end-user customers.
     Certain prior year amounts have been reclassified to conform to the fiscal 2006 presentation.
NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
     The consolidated financial statements include the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its wholly-owned subsidiaries. The equity method of accounting is used for investments in affiliates in which we have significant influence. All material intercompany transactions and balances have been eliminated.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Significant estimates used in the financial statements include estimates related to revenue reserves, inventory reserves, allowances for doubtful accounts, deferred revenue, warranty provisions, income taxes, the valuation of long-lived assets including goodwill and purchased intangible assets and the capitalization of software development costs.
Cash and Cash Equivalents
     Cash equivalents are short-term, highly liquid investments that are readily convertible to cash and have remaining maturities of ninety days or less at date of purchase.

Valuation of Accounts Receivable
     Accounts receivable are reviewed to determine which are doubtful of collection. Estimates are also made for potential future product returns. In making the determination of the appropriate allowance for doubtful accounts and product returns, the Company considers specific accounts, analysis of accounts receivable agings, changes in customer payment terms, historical write-offs and returns, changes in customer demand and relationships, concentrations of credit risk and customer credit worthiness.
Inventories
     Inventories, which include material, labor, factory overhead and purchased finished goods, are stated using standard costs which approximate the lower of cost (first-in, first-out method) or market. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a quarterly basis. The Company’s inventories do not include materials purchased and held by the Company’s component subcontractors, as the Company does not own this inventory.
Investments
     The Company’s short- and long-term investments consist primarily of marketable debt and equity securities, all of which are classified as available-for-sale and recorded at fair value. Fair values are determined using quoted market prices. Unrealized holding gains and losses are recorded, net of any tax effect, as a separate component of accumulated other comprehensive income. Securities with maturities of one year or less are classified as short-term investments. Securities with remaining maturities longer than one year are classified as long-term investments, with the exception of auction rate securities.
     These investments are highly liquid, variable-rate debt securities. While the underlying security typically has a stated maturity of 20 to 30 years, the interest rate is reset through Dutch auctions that are held every 7, 28 or 35 days, creating a highly liquid, short-term instrument. The securities trade at par and are callable at par on any interest payment due date at the option of the issuer and as such are classified as short term investments.
     Based on evaluation of available evidence, including recent changes in market interest rates and credit rating information, management believes the declines in fair value for the Company’s securities are temporary. Should the impairment of any of these securities become other-than-temporary, the adjusted cost basis of the investment will be reduced and the resulting loss recognized in the statement of operations in the period the other-than-temporary impairment is identified.
     Included in investment balances are certain derivatives used as fair-value hedges against positions held in certain marketable equity securities. Any ineffectiveness in these hedged instruments or the loss of hedge-accounting treatment could result in significant fluctuations to earnings.
Fair Value of Financial Instruments
     The carrying value of financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company, with similar terms, the carrying values of the capital lease obligations approximate their fair values. The fair values of the Company’s investments and convertible debt are determined using quoted market prices for those securities. The Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value, which is determined using quoted market prices.
Interest Rate Swaps
     The Company has entered into two interest rate swaps to address interest rate market risk exposure. The interest rate swaps are designated and qualify as a fair value hedge under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” For derivative instruments that are designated and qualify as a fair value hedge, the gains and losses on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of change in fair values. If the change in the value of the hedging instrument offsets the change in the value of the hedged item, the hedge is considered perfectly effective. The accounting for hedge effectiveness is measured at least quarterly based on the relative change in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, the amount by which the change in the value of the hedge does not exactly offset the change in the value of the hedged item, is recognized immediately in earnings. The Company’s interest rate swaps qualify as perfectly effective fair value hedges. As such, there is no ineffective portion to the hedge recognized in earnings. Adjustments to the fair value of the interest rate swap agreements are recorded as either an other asset or long-term liability. The differential to be paid or received under these agreements is accrued consistently with the terms of the agreements and is recognized in interest expense over the term of the related debt. The related amounts payable to or receivable from counterparties are included in accounts receivable or accrued liabilities.

Property and Equipment
     Property and equipment is stated at cost less accumulated depreciation. Expenditures that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance expenditures are expensed as incurred. For financial reporting purposes, depreciation is recorded on a straight-line method over the estimated useful lives of the assets as follows:

Building	39 years
Building equipment	5-39 years
Equipment and furniture	3-5 years
Computer software	2-5 years
Capital lease equipment	The shorter of the useful life of 3-5 years or lease term
Leasehold improvements	The shorter of the useful life of 3-5 years or lease term
     Depreciation expense for property and equipment and capital leases was approximately $33.9 million, $26.9 million and $26.9 million in fiscal 2005, 2004 and 2003, respectively. Equipment and furniture at January 31, 2006 and January 31, 2005 includes assets under capitalized leases of $7.1 million and $4.9 million, respectively, with related accumulated amortization of approximately $2.9 million and $3.5 million, respectively.
     In accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs incurred in connection with the application development state of internal-use software projects are capitalized and amortized over the estimated useful life of the asset.
Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets
     The Company evaluates the carrying value of long-lived assets, excluding goodwill, at least annually for impairment or when events and circumstances indicate the carrying amount of an asset may not be recoverable. For the year ended January 31, 2006, no such events or circumstances were identified. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset (or asset group) are separately identifiable and less than the asset’s (or asset group’s) carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. For the years ended 2005 and 2003, the Company made no material adjustments to its long-lived assets. During fiscal 2004, the Company identified the impairment of a customer relationship asset and retired a $2.2 million intangible asset related to the initial purchase of the Toronto operations in 1997.
     Goodwill and other indefinite lived intangible assets are not subject to amortization, but are subject to an impairment test at least annually or more frequently if events or circumstances indicate that impairment might exist. The Company completed its annual impairment analysis of goodwill in the first quarter of 2005 and found no impairment. SFAS No. 142, “Goodwill and Other Intangible Assets”, also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.” The Company is currently amortizing its acquired intangible assets with finite lives over periods ranging from one to seven years.
Revenue Recognition
     The Company recognize revenue when four basic criteria are met: (a) persuasive evidence of an arrangement exists, (b) products are delivered or services rendered, (c) the sales price is fixed and determinable and (d) collectibility is probable.
Product Revenue
     We recognize revenue when four basic criteria are met: (a) persuasive evidence of an arrangement exists (b) products are delivered or services rendered (c) the sales price is fixed or determinable and (d) collectibility is probable.

Product Revenue
     Revenue from product sales to our resellers and end-user customers is recognized when title and risk of loss transfer to the customer, generally at the time of shipment. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement.
     With respect to revenue from configured products, the Company generally recognize revenue on shipment when we ship directly to an end user. When there are shipments to an OEM or distributor, the Company request evidence of sell-through from our OEM and distributor partners prior to recognizing revenue. In situations where our OEM and distributor partners refuse to provide sell-through information when requested, but all the criteria under SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” (SAB No. 104) have been met, the Company recognizes revenue for such configured products. These configured products represent high value, customized solutions of directors, cabinets and various combinations of port cards ordered by our OEM and distributor partners as required by the end-user.
     Non-configured products and components, such as our switch products, UltraNet extension products, additional port cards, and FlexPort upgrades, are recognized as revenue when the criteria for SAB No. 104 (as discussed above) have been met, generally at time of shipment.
     Revenue is reduced for estimated customer returns, price protection, rebates, and other offerings that occur under sales programs established with the Company’s OEMs, distributors and resellers. The Company accrues for estimated warranty costs at the time of revenue recognition based on its experience.
Service Revenue
     Revenue from support or maintenance contracts is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on these contracts are recorded as deferred revenue until all revenue recognition criteria are met. Revenue from professional services is recognized when such services are performed.
Software Revenue
     Revenue from software is comprised of software licensing and post-contract customer maintenance and support. Software revenue is allocated to the license and support elements using vendor specific objective evidence of fair value (VSOE). Revenue from software licenses is recognized when the four basic criteria above have been met. Revenue from post-contract support and maintenance is recognized ratably over the term of the support contract, assuming the four basic criteria are met. The Company has software embedded in some of its products that is considered more than incidental to the product and represents a separate unit of accounting as defined by the American Institute of Certified Public Accountants Statement of Position 97-2 “Software Revenue Recognition” (SOP 97-2).
Multiple Elements
     The Company enter into certain arrangements where we are obligated to deliver multiple products and/or services. In transactions that include multiple products, services and/or software, in most cases the Company allocates the revenue to each element based upon their VSOE of the fair value of the element, with any remaining elements allocated using the residual method. VSOE of the fair value for an element is based upon the price charged when the element is sold separately. Revenue allocated to each element is then recognized when the basic revenue recognition criteria is met for each element.
Deferred Revenue
     Total deferred revenue consists primarily of unearned revenue from our customer support or maintenance contracts on our software and hardware products. These contracts are billed and collected either upfront or annually at the beginning of each service period. The Company recognizes revenue from these contracts ratably over the contractual period, generally one to three years.
     The remaining portion of the deferred revenue represents deferred revenue related to billings and collections for which one or more of the four basic criteria under SAB No. 104 and the American Institute of Certified Public Accountants’ Statement of Position 97-2, as amended, have not been met. These balances are all classified as short-term on the balance sheet as all four criteria have historically been met in less than twelve months.

     The accounting periods over which we will recognize this revenue is as follows:

For Fiscal Years:	Amount
2006	$61,242
2007	21,064
2008	7,646
2009	1,964
2010 and thereafter	706

Total	$92,622

Research and Development
     Research and development (R&D) costs are expensed as incurred. R&D costs consist primarily of salaries and related expenses of personnel engaged in engineering and R&D activities; fees paid to consultants and outside service providers; nonrecurring engineering charges; prototyping expenses related to the design, development, testing and enhancement of our products; depreciation related to engineering and test equipment; and IT and facilities expenses.
Software Development Costs
     The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities or the completion of a working model as defined by our software and hardware engineering development processes. Costs incurred prior to the establishment of technological feasibility are expensed to research and development. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Upon the general release of the software product to customers, capitalization ceases and such costs are amortized (using the straight-line method) on a product-by-product basis over the estimated life, which is generally one to three years. Capitalized software costs and accumulated amortization included in other assets at January 31, 2006, were approximately $53.9 million and $23.1 million, respectively. Capitalized software costs and accumulated amortization included in other assets at January 31, 2005, were approximately $33.6 million and $11.0 million, respectively. Amortization expense of capitalized software for fiscal 2005, 2004, and 2003 was approximately $12.1 million, $3.7 million and $5.5 million, respectively.
Advertising
     The Company expenses advertising costs as incurred. Advertising expenses for fiscal 2005, 2004, and 2003 were approximately $6.1 million, $5.4 million and $3.2 million, respectively. Approximately $5.7 million of fiscal 2005 advertising expense is recorded in selling and marketing and approximately $400,000 is recorded in general and administrative. For fiscal 2004, approximately $5.2 million and $231,000 were recorded in selling and marketing, and general and administrative operating expenses, respectively. For fiscal 2003, approximately $3.0 million and $206,000 were recorded in selling and marketing, and general and administrative operating expenses, respectively.
Restructuring Charges
     The Company accounts for costs, including termination benefits and facility closure costs, associated with restructuring activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which requires that the liability for costs associated with exit or disposal of activities be recognized when the liability is incurred. See Note 5 for discussion of restructuring activities.

Earnings Per Share
     Basic net loss per share excludes dilution and is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is based on the weighted-average number of shares outstanding during each period and the assumed exercise of dilutive common stock equivalents less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company’s common stock for each of the periods presented. No dilutive effect is included for shares sold in relation to McDATA’s September 2004 agreement with International Business Machines Corporation (IBM) in which the Company granted IBM five-year warrants for the purchase of up to 350,000 shares of McDATA’s Class B common stock because of their anti-dilutive impact. No dilutive effect has been included for the convertible subordinated debt or the share options sold in relation to the convertible subordinated debt because of their anti-dilutive impact.
Following is a reconciliation between basic and diluted earnings per share:

	Years Ended January 31,
	2006	2005	2004
Net loss	$(30,601)	$(20,872)	$(43,133)
Weighted average shares of common stock outstanding used in computing basic net loss per share	140,331	115,355	114,682
Effect of dilutive stock options and warrants	—	—	—

Weighted average shares of common stock used in computing diluted net loss per share	140,331	115,355	114,682
Basic and diluted net loss per share	$(.22)	$(0.18)	$(0.38)

Options and warrants not included in diluted share base because of the exercise prices	19,891	10,765	8,459
Options, warrants and restricted stock not included in diluted share base because of the net loss	3,166	7,080	6,422
Stock-Based Compensation
     The Company has stock-based employee compensation and employee purchase plans, which are described more fully in Note 13. The Company accounts for these plans according to Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123”. Any deferred stock compensation calculated pursuant to APB 25 is amortized ratably over the vesting period of the individual options, generally two to four years. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123.

	Years Ended January 31,
	2006	2005	2004
Net loss, as reported	$(30,601)	$(20,872)	$(43,133)
Add: Total stock-based employee compensation expense included in net loss as determined under the intrinsic value method, net of related tax effects	6,158	5,702	12,708
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(22,370)	(19,781)	(34,050)

Pro forma net loss	$(46,813)	$(34,951)	$(64,475)

Loss per share:
Basic and diluted —as reported	$(0.22)	$(0.18)	$(0.38)

Basic—pro forma	$(0.33)	$(0.30)	$(0.56)

     The fair value of each option granted during fiscal 2005, 2004 and 2003 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Years Ended January 31,
	2006	2005	2004
Dividend yield	—%	—%	—%
Expected volatility	60%-77%	77%-95%	90%
Risk-free interest rate	3.69%-4.55%	2.7%-4.0%	2.1%-3.5%
Expected life, in years	4.0	2.0-4.0	2.0-4.0
Comprehensive Income (Loss)
     Comprehensive income (loss) includes net earnings as well as additional other comprehensive income. McDATA’s other comprehensive loss consists of unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments, recorded net of any related tax, that are recorded as changes in equity and not an element of the Company’s statement of operations.
Income Taxes
     The Company estimates a provision for income taxes in each of the jurisdictions in which we operate. The estimated current tax exposure includes the risks associated with tax audits and the temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities which the Company includes in the balance sheet. The Company evaluates the likelihood that our deferred tax assets will be recovered from future taxable income and to the that recovery is not more likely than expiration of the deferred benefit, the Company establish a valuation allowance
Recent Accounting Pronouncements
     In December 2003, the Financial Accounting Standards Board (FASB) issued an exposure draft of its proposed amendment to Statement of Financial Standards (SFAS) No. 128, “Earnings Per Share” (SFAS No. 128), which specifies the calculation of earnings per share (EPS). This Statement eliminates the provision of SFAS No. 128 that allows issuing entities to overcome the presumption that certain contracts that may be settled in cash or shares will be settled in shares. Lastly, this Statement requires that shares to be issued upon conversion of a mandatorily convertible security be included in the computation of basic EPS from the date that conversion becomes mandatory. The Company has not yet determined the potential future impact of the proposed amendment on its consolidated financial statements.
     In November 2004, the FASB issued SFAS No. 151, “Inventory Cost—An Amendment of ARB 43, Chapter 4” (SFAS No. 151), to clarify that abnormal amounts of certain costs should be recognized as period costs. This Statement is effective for fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS No. 151 will have a material impact on its financial position, results of operations, or cash flows.
     In December 2004, the FASB issued Staff Position No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for qualifying dividends from controlled foreign corporations, subject to certain limitations. This Staff Position allows companies additional time beyond the financial reporting period of enactment to evaluate the effect of the Act. The Company has evaluated the potential benefits of this provision and has determined that it will not be paying any dividends pursuant to the specific rules of the Act. This decision does not prevent us from paying dividends from controlled foreign corporations in the future. However, such dividends would not be eligible for the special dividends received deduction provided for by the Act.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS No. 154), which requires the direct effects of voluntary accounting principle changes to be retrospectively applied to prior periods’ financial statements. The Statement does not change the transition provisions of any existing accounting pronouncements, but would apply in the unusual instance that a pronouncement does not include specific transition provisions. SFAS No. 154 maintains existing guidance with respect to accounting estimate changes and corrections of errors. The Statement is effective for the Company beginning in fiscal year 2006. Adoption is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.
     On September 15, 2005, the FASB issued EITF 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature(“EITF 05-8”). EITF 05-8 addresses the accounting for convertible debt issued with a nondetachable conversion feature that is “in-the-money,” and requires that this conversion feature (beneficial conversion feature) be accounted for separately. The beneficial conversion feature is recognized and measured separately by allocating to additional paid-in-capital a portion of the proceeds equal to the intrinsic value of the conversion feature. The EITF addresses the following: 1) whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference for purposes of applying SFAS No. 109 “Accounting for Income Taxes” (SFAS No. 109) 2) If there is a basis difference, whether it is a temporary difference under SFAS No. 109 and 3) If there is a temporary difference, whether recognition of the deferred tax liability for the temporary difference of the convertible debt should be recorded as an adjustment to additional paid-in capital or through the recording of a deferred charge. EITF is effective for the first quarter of fiscal year 2006. The Company has assessed the impact of EITF 05-08 and does not anticipate that it will have a material impact on our financial position, results of operation, and cash flows in fiscal year 2006.
     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 amends FASB Statements No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” for the following purposes: permit fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarify which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establish a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarify that concentrations of credit risk in the form of subordination are not embedded derivatives; and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS No. 155 will have a material impact on its results of operations, financial position, or liquidity.
     In March of 2006, FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140 (SFAS No. 156). SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156 an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments. SFAS No. 156 is effective for fiscal years beginning September 15, 2006. The Company does not expect the adoption of SFAS No. 156 will have a material impact on its results of operations, financial position, or cash flows.
Recently Adopted Accounting Pronouncements
     In June 2004, the FASB issued EITF Issue No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue No. 03-1 establishes a common approach to evaluating other-than-temporary impairment to investments in an effort to reduce the ambiguity in impairment methodology found in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” and SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which has resulted in inconsistent application. In September 2004, the FASB issued FASB Staff Position EITF Issue No. 03-1-1, which deferred the effective date for the measurement and recognition guidance clarified in EITF Issue No. 03-1 indefinitely; however, the disclosure requirements remain effective for fiscal years ending after June 15, 2004. While the effective date for certain elements of EITF Issue No. 03-1 have been deferred, the adoption of EITF Issue No. 03-1 when finalized in its current form is not expected to have a material impact on our financial position, results of operations or cash flows. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1 and 124-1”), which clarifies when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 are effective for all reporting periods beginning after December 15, 2005.
     The Company adopted FSP 115-1 in the fourth quarter of fiscal 2005 and determined that certain securities sold in the first quarter of fiscal year 2006 at a realized loss of $150,000 were other than temporarily impaired in the fourth quarter of fiscal year 2005, the effect of which has been reported in our financial position, results of operations and cash flows.
     In June, 2004, the FASB issued EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.”(“EITF 04-8). EITF 04-8 addresses when contingently convertible instruments should be included in earnings per share. Contingently convertible instruments are defined as instruments that have embedded conversion features that are contingently convertible or exercisable based on 1) a market price trigger or 2) multiple contingencies if one of the contingencies is a market price trigger and the instrument can be converted or share settled based on the specified market condition. The effective date for EITF 04-8 was for reporting periods ending after December 15, 2004. The Company adopted EITF 04-8 in the first quarter of fiscal year 2005 and determined that for the year ended January 31, 2006, there was no effect on our calculation of dilutive earnings per share as the impact was antidilutive.
     In December 2004, the FASB issued a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, (SFAS No. 123R). SFAS No. 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Originally, SFAS No. 123R was effective for interim reporting periods that begin after June 15, 2005. In April 2005, the SEC announced the deferral of the required effective date. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to the adoption of SFAS 123R.
     The Company adopted SFAS No. 123R in the first quarter of fiscal 2006 and will continue to evaluate the impact of SFAS No. 123R on our operating results and financial condition. The pro forma information in Note 2 of our Consolidated Financial Statements presents the estimated compensation charges under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” for the fiscal years 2005,2004,and 2003. As a result of the provisions of SFAS 123R and SAB 107, we expect the compensation charges under SFAS 123R to reduce net income by approximately $10 to $11 million for fiscal 2006. However, our assessment of the estimated compensation charges is affected by our stock price as well as assumptions regarding a number of complex and subjective variables and the related tax impact. These variables include, but are not limited to, the volatility of our stock price and employee stock option exercise behaviors. We will recognize compensation cost for stock-based awards issued after January 31, 2006, on a straight-line basis over the requisite service period for the entire award.
     In June 2005, the FASB finalized FASB Staff Positions (FSP) No. 143-1, “Accounting for Electronic Equipment Waste Obligations”. FSP No. 143-1 addresses accounting by commercial users and producers of electrical and electronic equipment, in connection with Directive 2002/96/EC on Waste Electrical and Electronic Equipment issued by the European Union on February 13, 2003 (Directive). This Directive requires EU-member countries to adopt legislation to regulate the collection, treatment, recovery, and environmentally sound disposal of electrical and electronic waste equipment, and sets forth certain obligations relating to covering the cost of disposal of such equipment by commercial users. Producers will also be required to cover the cost of disposal of such equipment by private household users. The FSP sets forth accounting for such obligations by commercial users and producers, with respect to SFAS No. 143, “Asset Retirement Obligations” and the related FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, since this type of obligation is an asset retirement obligation. The guidance of this FSP shall be applied in the first reporting period after the date of the adoption of the law by the applicable EU-member country.
     The Company adopted FSP No. 143-1 in the fourth quarter of fiscal 2005 and concluded that although no liability has been incurred as of January 31, 2006, the Company is continuing to analyze the impact of the directive, FSP No. 143-1, on its financial position and results of operations as additional EU member countries adopt the directive.
     In June 2005, the FASB finalized FSP No. 150-5, “Issuer’s Accounting under Statement 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable”. FSP No. 150-5 addresses whether freestanding warrants and other similar instruments on shares that are redeemable (either puttable or mandatorily redeemable) would be subject to the requirements of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” regardless of the timing of the redemption feature or the redemption price. The Company has adopted the FSP and has determined it does not impact its financial position, results of operations or cash flows in fiscal 2005.
     In June 2005, the FASB ratified the EITF’s consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (EITF 05-6). The guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized, based on facts available as of the date of the business combination or purchase, over the shorter of the useful life of the assets or a term that includes renewals that are reasonably assured. The Company adopted EITF 05-6 in the third quarter of fiscal 2005 and concluded that there was no material impact on our financial position, results of operation, and cash flows as of January 31, 2006.
Note 3—FOREIGN CURRENCY
     The financial statements of the Company’s international subsidiaries have been translated into U.S. dollars. Assets and liabilities are translated into U.S. dollars at period-end exchange rates, while fixed assets and equity accounts are translated at historical rates. Income and expenses are translated at the average exchange rates during the period. The resulting translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive loss.
     The Company is exposed to market risks related to fluctuations in foreign exchange rates because some sales transactions, and the assets and liabilities of its foreign subsidiaries, are denominated in foreign currencies. The Company had no outstanding forward exchange contracts as of January 31, 2006 and 2005. Gains and losses from transactions denominated in foreign currencies and forward exchange contracts are included in the Company’s net loss as part of interest and other income in the accompanying Consolidated Statements of Operations. The Company recognized foreign currency transaction gains (losses) of $(272,000), $41,000 and $62,000 for fiscal 2005, 2004 and 2003, respectively in the accompanying statement of operations.
Note 4—MERGER WITH CNT
Merger Transaction
     On June 1, 2005, the Company consummated the merger transaction between Condor Acquisition, Inc. (Merger Sub), a wholly-owned subsidiary of McDATA Corporation, and CNT (the Merger) pursuant to the terms and conditions of the previously filed Agreement and Plan of Merger, as amended (the Merger Agreement). The transactions contemplated by the Merger Agreement were adopted and approved at a special meeting of the stockholders of the Company on May 24, 2005, and at a special meeting of the shareholders of CNT on May 24, 2005. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into CNT with CNT being the surviving corporation as a wholly-owned subsidiary of the Company. In connection with the filing of the Articles of Merger, CNT’s name was changed to “McDATA Services Corporation.”
     Upon completion of the merger, CNT shareholders received 1.3 shares of McDATA Class A common stock for each share of CNT common stock held by them, together with cash in lieu of fractional shares, and the Company assumed the CNT employee equity plans and the awards granted under these plans, as follows:
•	Each outstanding CNT stock option was assumed by McDATA and became exercisable for shares of McDATA Class A common stock at the ratio of 1.3 shares of McDATA Class A stock for every share of CNT common stock subject to the option. The exercise price per share of each assumed CNT stock option is equal to the exercise price of the assumed CNT option divided by 1.3. All other terms and conditions of the assumed CNT stock options remained unchanged.

•	The outstanding CNT restricted stock units and CNT deferred stock units were assumed by the Company and were converted into, and are deemed to constitute, a right to be issued shares of McDATA Class A common stock. The number of shares of McDATA Class A common stock subject to the assumed CNT restricted stock units and CNT deferred stock units will each be adjusted to reflect the merger exchange ratio. All other terms and conditions of the assumed CNT restricted stock units and CNT deferred stock units remained unchanged. Notwithstanding the foregoing, all outstanding CNT restricted stock units vested in full upon completion of the merger, and the holders thereof received 1.3 shares of McDATA Class A common stock for each CNT restricted stock unit owned at the effective time of the merger, together with cash in lieu of any fractional shares. All deferred stock units were fully vested prior to the acquisition.

•	With the exception of retention grants made to certain CNT employees and certain shares of restricted stock issued to one other CNT employee, all outstanding shares of CNT restricted stock became fully vested as of the completion of the merger, and the holders thereof received 1.3 shares of McDATA Class A common stock for each restricted share of CNT common stock owned at the effective time of the merger, together with cash in lieu of any fractional shares. All other terms and conditions of the assumed shares of restricted stock remained unchanged.

     On June 1, 2005, simultaneously with the effectiveness of the Merger, the Company entered into a supplemental indenture to the indenture between CNT and U.S. Bank National Association, (the Trustee), pursuant to which McDATA fully and unconditionally guarantees the payment of principal and interest on CNT’s outstanding $124,350,000 3.00% Convertible Subordinated Notes due 2007 (the 3.00% Notes), and that upon conversion, a holder of the 3.00% Notes will receive that number of shares of the Company’s Class A common stock that would have been issued if the 3.00% Notes had been converted into CNT common stock immediately prior to the merger.
Reason for the Merger
     The Merger was intended to create a combined company that will establish a leading position in data access, enterprise storage networking, encompassing world-class products, services and software. The merger will combine the products, talent and expertise of two respected names in storage networking and is expected to accelerate McDATA’s “Global Enterprise Data Infrastructure” or GEDI to deploy a broadened tiered network infrastructure.
Preliminary Purchase Accounting
     McDATA was considered the accounting acquirer in the merger, requiring the purchase consideration of $193.0 million to be allocated to the fair value of CNT’s net assets, with the residual to goodwill. The consolidated financial statements include the operating results of CNT from the June 1, 2005, date of acquisition. The purchase consideration consisted of 38.8 million shares of McDATA Class A common stock valued at $170.2 million and issued in exchange for 100% of the outstanding CNT common and restricted shares; the exchange of 19.9 million stock options valued at $15.9 million using the Black Scholes option pricing model; and $6.9 million in direct transaction costs. The value of the stock issued was based upon an average market price per share of $4.39, which was the average McDATA Class A common stock price for the period beginning two days before and ending two days after the announcement of the merger on January 18, 2005. Under the purchase method of accounting, the total purchase price is allocated to CNT’s net tangible and intangible assets and liabilities based on their estimated fair value as of the completion date of the merger.
     We recorded approximately $185.4 million of goodwill, $73.6 million of identified intangible assets, $188.3 million of tangible assets and $154.3 million of liabilities at the time of the acquisition of CNT. The initial purchase price allocation for CNT is subject to revision as more detailed analysis is completed and additional information on the fair values of CNT’s assets and liabilities becomes available. Subsequent to the initial purchase price allocation, we increased our estimated liabilities assumed in the merger by $2.2 million, primarily due to an increase in estimated tax and employee severance liabilities, partially offset by a decrease to our estimate of contract termination liabilities. The primary areas of the purchase price allocation that are not yet finalized relate to collectibility of receivables, severance and relocation benefits, office closure costs, contract termination costs, certain legal matters, income and non-income based taxes, and residual goodwill. With the finalization of the purchase price allocation, additional adjustments to deferred taxes may be made. After the purchase price allocation period (generally within one year of the acquisition date), estimated increases to tax liabilities will be expensed while reductions will result in a decrease in the amount of the purchase price allocated to goodwill.
     Any change in the estimated fair value of the net assets of CNT during the purchase price allocation period will change the amount of the purchase price allocated to goodwill. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the proforma operating results included herein.
Pro Forma Results
     The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisition of CNT occurred at the beginning of each period presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Merger had taken place at the beginning of each of the periods presented, nor is it indicative of future operating results.

	Twelve Months
	Ended
	January 31,
	2006	2005
Total revenue	$704,743	$757,074
Net loss	$(76,145)	$(172,288)
Basic net loss per share	$(0.50)	$(1.14)
Diluted net loss per share	$(0.50)	$(1.14)

Note 5—RESTRUCTURING COSTS
     In connection with the Company’s merger with CNT discussed in Note 4, management approved and initiated a plan of integration which outlined the actions necessary to combine its existing business and resources with those of CNT. An important part of this plan is the integration of the companies’ products and customer bases, elimination of duplicative activities, and the reduction of the Company’s overall cost structure. Restructuring charges of $11.1 million incurred in the year ended January 31, 2006 are based on this integration plan. The Company has completed significant milestones of its integration process, including selling the Lumberton manufacturing operations and eliminating more than 500 redundant jobs. The Company has substantially completed CNT integration activities as of January 31, 2006.
Restructuring Costs Expensed in 2005
     After the acquisition of CNT, the Company notified redundant employees that their employment would be terminated and provided them with a detailed explanation of their benefits, which included separation pay as well as retention pay for transitional employees. Total termination benefits charged to restructuring costs in results of operations as a result of the integration plan was $3.7 million through January 31, 2006. Retention pay offered to all transitional employees was contingent upon the employee rendering future service through a transition period and has no relationship to the employees’ past service; therefore, these benefits were recognized as a restructuring cost ratably over the transition period. A total of $0.6 million has been recognized as a restructuring cost through January 31, 2006. No further termination or retention benefits are expected to be incurred as a result of the CNT integration plan.
     Prior to the acquisition, McDATA and CNT each sold a competing Director class product—McDATA’s is branded the Intrepid 10000 and CNT’s is the UltraNet Multi-Service Director (UMD). In order to eliminate this redundancy and integrate the two company’s product offerings, the Company has decided to withdraw the UMD from the market, and continue to sell the Intrepid 10000 product in the future. As a result, McDATA has offered, and certain existing UMD customers have accepted, an exchange program which allowed customers to trade in their UMD for a comparable Intrepid 10000 at no cost to them. The Company has also offered customers up to 20 hours of professional consulting service to assist with the migration to the new product. The net cost of this program of $6.8 million was recorded as a restructuring cost , which represents the difference between the estimated costs of the Intrepid 10000’s to be installed over the estimated salvage values of the UMD’s to be returned. Changes to our estimated salvage values and costs and quantities of the Intrepid 10000’s to be provided will result in a restructuring charge or benefit in future periods. Consulting costs to be incurred in connection with this program were not accrued because they could not be reasonably estimated. They will be recorded as restructuring costs in future periods as they are incurred.
     Changes to the estimates of executing the currently approved plans of restructuring the pre-merger McDATA organization will be reflected in our future results of operations.
     The following table summarizes the Company’s utilization of restructuring accruals during fiscal 2005:

	Employee	UMD /Intrepid
	Severance	10000
	Benefits	Swap	Totals
Initial estimate at inception of plan	$3,610	$6,834	$10,444
Net cost of product exchanged	—	(6,027)	(6,027)
Cash payments	(3,941)	—	(3,941)
Additional restructuring charges	655	—	655

Accrual balance at January 31, 2006	$324	$807	$1,131

The restructuring liabilities shown above are included in accrued liabilities in the accompanying balance sheet as of January 31, 2006.
     During the quarter ended January 31, 2006, we announced a reduction in workforce unrelated to the original CNT integration plan, incurring approximately $1.8 million in severance and benefit charges. All activities under this plan had been completed and the related liabilities were paid as of January 31, 2006.

Restructuring Costs Accounted for in CNT Purchase Allocation
     In connection with the restructuring of the pre-merger CNT organization, $36.3 million in restructuring liabilities, consisting primarily of severance, relocation, facility consolidation costs, and contract termination costs, were recorded as liabilities assumed in the initial purchase price allocation of CNT at June 1, 2005, in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”. Subsequent to the initial purchase price allocation, we decreased our estimated restructuring costs by a net $5.4 million due to the settlement of certain purchase commitments, partially offset by increases to estimated termination benefits and facilities closure costs.
     As of the acquisition date, management had formulated an integration plan which included the elimination of duplicative headcount, elimination of redundant products, the outsourcing of manufacturing, and the closing of duplicative facilities in overlapping geographies. As a result, over 200 pre-merger CNT employees have been terminated and approximately $10.8 million in termination and relocation benefits for former CNT employees has been recognized. We also recognized $8.2 million related to the planned closure of certain pre-merger CNT offices. For sites where the Company expected to negotiate an early termination of the lease, the expected termination costs were accrued. The amounts accrued for the remaining sites were based upon the fair value of the liability at the cease-use date based on the remaining lease rentals reduced by estimated sublease rentals. An additional amount of approximately $9.9 million has been recognized for estimated settlements of various unfulfilled contractual commitments.
     In execution of its plan to continue to outsource its manufacturing operations, on June 24, 2005, the Company sold its manufacturing operations and transferred assets related to the former CNT Lumberton, New Jersey manufacturing operations to Solectron Corporation, Inc (“Solectron”). The terms of the sales agreement include (a) the transfer of equipment related to the manufacturing operations for $1.5 million, (b) the assumption by Solectron of a certain lease obligation related to the facility in Lumberton, New Jersey and a sublease back to the Company for certain space at the facility, (c) the transfer of 123 Company employees to Solectron, and (d) the payment of $3 million in installments over the next year by the Company to Solectron in partial consideration for anticipated restructuring costs to be incurred by Solectron related to this facility. The net payment of $1.5 million required by the Company to transfer these assets and liabilities has been reflected as a liability assumed in the purchase allocation. As discussed more fully in Note 17, in connection with this sale, the Company has agreed to indemnify the buyer and hold them harmless from any loss, as defined in the agreement, which relates to specific issues outlined in the agreement. In accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, the Company has recognized a liability of approximately $0.4 million for the underlying fair value of these obligations, which has also been included in liabilities assumed in the purchase of CNT.
     Further changes to estimated restructuring costs as a result of executing the currently approved plans associated with the pre-merger activities of CNT will be recorded as an adjustment to goodwill during the purchase price allocation period, and as operating expenses thereafter.
     The following table summarizes the Company’s utilization of restructuring accruals pertaining to pre-merger operations of CNT during fiscal 2005:

	Employee
	Severance and	Facility	Contract
	Relocation	Closure and	Termination
	Benefits	Exit Costs	Costs	Totals
Initial restructuring accruals	$9,571	$10,026	$16,686	$36,283
Cash payments	(8,715)	(4,390)	(5,807)	(18,912)
Change to estimated costs	1,250	114	(6,802)	(5,438)
Cash receipt from sale of Lumberton	—	1,484	—	1,484

Accrual balance at January 31, 2006	$2,106	$7,234	$4,077	$13,417

     Of the restructuring liabilities described above, $13.0 million is included in accrued liabilities and the remaining $0.4 million is included in other long-term liabilities in the accompanying balance sheet as of January 31, 2006.

NOTE 6 COMPONENTS OF SELECTED BALANCE SHEET ACCOUNTS

	January 31,	January 31,
	2006	2005
Inventories:
Raw materials	$29,362	$5,375
Work-in-progress	1,836	623
Finished goods	13,426	12,626

Total inventories at cost	44,624	18,624
Less reserves	(11,524)	(4,904)

Total inventories, net	$33,100	$13,720

Property and equipment:
Land	$17,799	$16,091
Building	32,573	32,573
Equipment and furniture	122,680	94,389
Computer software for internal use	30,787	29,146
Leasehold improvements	8,449	6,029
Construction in progress	838	492

	213,126	178,720
Less accumulated depreciation and amortization	(104,008)	(83,791)

	$109,118	$94,929

Accrued liabilities:
Wages and employee benefits	$27,916	$19,483
Purchase commitments and other supply obligations	10,480	5,867
Warranty reserves(1)	6,806	5,592
Accrued income taxes	10,215	1,573
Taxes, other than income tax	5,903	2,662
Interest payable	4,416	1,774
Customer obligations	8,227	4,784
Restructuring accrual	14,188	—
Other accrued liabilities	6,125	2,814

	$94,276	$44,549

(1)	Activity in the warranty reserves is as follows (in thousands):

	Years Ended January 31,
	2006	2005
Balance at beginning of period	$5,592	$4,522
Warranty expense, net	5,458	791
Non-expensed warranty obligations	17	1,483
Warranty claims	(6,005)	(1,204)
Acquired warranty liability	1,744	—

Balance at end of period	$6,806	$5,592

NOTE 7 EQUITY INVESTMENT
     On August 22, 2003, the Company purchased 13.6 million shares of preferred stock of Aarohi Communications, Inc. (Aarohi) for $6 million cash. At January 31, 2004, this represented approximately 17.3% of the total outstanding shares of Aarohi. Aarohi is a privately owned provider of next-generation intelligent storage networking technology. As of the investment date, the purchase price paid by McDATA exceeded the Company’s underlying proportionate equity in Aarohi’s net assets by $3.6 million. Aarohi is a development stage company with minimal product revenue and a core ASIC technology that is in the final stages of development. The Company has concluded that the $3.6 million difference between the purchase price of the investment and the underlying share of equity in the net assets of Aarohi represents in-process research and development and, as such, expensed this amount during fiscal year 2003. In March 2005, the Company’s ownership percentage fell to approximately 9.8% due to the increase in ownership of other Aarohi investors.
     In addition to the equity investment, the Company had entered into a non-exclusive supply arrangement with Aarohi to purchase their ASIC chip for inclusion in the Company’s new product launches when, and if, Aarohi’s product becomes generally available.
     The Company has recorded its share of Aarohi’s net loss of approximately $1.4 million and $984,000 for fiscal 2004 and 2003, respectively. Because the remaining net equity investment of Aarohi was reduced to zero during fiscal 2004, the Company will no longer recognize its share of Aarohi’s net losses and will not provide for additional losses unless the Company commits to additional financial support for Aarohi, which the Company is not required to provide. If Aarohi subsequently reports net income, then the Company will resume recognizing its share of Aarohi’s net income only after its share of net income equals the share of net losses not recognized.

NOTE 8 INVESTMENTS
     Short- and long-term investments consisted of the following available-for-sale securities at January 31, 2006 and January 31, 2005:

		Unrealized	Unrealized
	Amortized	Holding	Holding	Fair
	Cost	Gains	Losses	Values
Fiscal 2005
U.S. Government obligations	$79,108	$—	$338	$78,770
State and local government obligations	5,400	—	—	5,400
Corporate obligations	68,373	14	140	68,247
Marketable equity securities	29,199	180	53	29,326
Fixed income mutual funds	21,203	91	43	21,251

	$203,283	$285	$574	$202,994

Reported as:
Short-term investments				$171,110
Long-term investments				31,884

				$202,994

Fiscal 2004
U.S. Government obligations	$136,933	$1	$989	$135,945
State and local government obligations	13,900	—	—	13,900
Corporate obligations	49,804	13	128	49,689
U.S. Treasury options	92	—	57	35
Marketable equity securities	31,201	23	204	31,020
Fixed income mutual funds	10,225	34	—	10,259

	$242,155	$71	$1,378	$240,848

Reported as:
Short-term investments				$145,259
Long-term investments				95,589

				$240,848

     Amortized cost is determined based on specific identification. As of January 31, 2006 and January 31, 2005, net unrealized holding losses of approximately $289,000 and $1.3 million, respectively, were included in accumulated other comprehensive income in the accompanying consolidated balance sheets. At January 31, 2006 and January 31, 2005, the Company held approximately $210,000 and $35,000 of purchased put options for U.S. Treasury futures, respectively. These investments were purchased as an economic hedge to mitigate interest rate risk related to a portfolio of preferred equity securities, included in marketable equity securities above, with a market value of approximately $29 million and $20.9 million at January 31, 2006 and January 31, 2005, respectively. Because these are not effective hedges, holding gains and losses resulting from valuing the securities to market are recognized in the statement of operations. As of January 31, 2006 and January 31, 2005, an unrealized gain of approximately $71,000 and an unrealized loss of approximately $56,000, respectively, associated with the purchased put options for U.S. Treasury futures was recorded in the statement of operations.

     The following table presents the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at January 31, 2006 and January 31, 2005.

			More Than 12
	Less Than 12 Months		Months			Total
		Unrealized		Unrealized		Unrealized
		Holding	Fair	Holding	Total Fair	Holding
	Fair Value	Losses	Value	Losses	Value	Losses
Fiscal 2005
U.S. Government obligations	$51,758	$145	$21,801	$193	$73,559	$338
Corporate obligations	26,657	75	4,603	65	31,260	140
Fixed income mutual funds	10,478	43	—	—	10,478	43
Marketable equity securities	5,852	36	1,712	17	7,564	53

Total	$94,745	$299	$28,116	$275	$122,861	$574
Fiscal 2004
U.S. Government obligations	$132,246	$989	$—	$—	$132,246	$989
Corporate obligations	29,039	109	2,049	19	31,088	128
U.S. Treasury options	35	57	—	—	35	57
Marketable equity securities	13,587	204	—	—	13,587	204

Total	$174,907	$1,359	$2,049	$19	$176,956	$1,378
     As of January 31, 2006 and 2005, the Company’s unrealized losses related to the following:
     U.S. Government obligations—The unrealized losses on the Company’s investments in U.S. Government obligations result from an increase in interest rates and are not related to credit quality. The unrealized losses are deemed to be temporary because the Company has the ability and intent to hold these investments until a recovery of fair value occurs which may be upon maturity. The Company held 43 and 55 U.S. government obligations in an unrealized loss position as of January 31, 2006 and 2005, respectively.
     Corporate obligations—The majority of the Company’s investments in corporate obligations are in corporate obligations of industrial, financial and consumer type entities. The unrealized losses on corporate obligations result from changes in interest rates and are not related to credit quality. The unrealized losses are deemed to be temporary because the Company has the ability and intent to hold the investments until a recovery of fair value occurs which may be upon maturity. The Company held 65 and 66 corporate obligations in an unrealized loss position as of January 31, 2006 and 2005, respectively.
     Marketable equity securities—The majority of the Company’s investments in marketable equity securities are in preferred stock of utility entities. The unrealized losses on these marketable equity securities result from changes in interest rates and are not related to credit quality. The unrealized losses are deemed to be temporary because the Company has the ability and intent to hold the investments until a recovery of fair value occurs. The Company held 10 and 25 marketable equity securities in an unrealized loss position as of January 31, 2006 and 2005, respectively.
     Realized gains and losses on sales of securities are recorded as interest and other income as follows:

	Years Ended January 31,
	2006	2005	2004
Realized gains	$1,739	$741	$863
Realized losses	(2,099)	(1,350)	(834)

Net realized gains (losses)	$(360)	$(609)	$29

     The amortized cost and estimated fair value of debt securities held at January 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to repay obligations without prepayment penalties. Certain instruments, although possessing a contractual maturity greater than a year, are classified as short-term investments based on methods of trade and availability for current operations.

	Amortized	Fair
	Cost	Values
Less than one year	$158,105	$158,002
Greater than one year through five years	25,407	25,236
Greater than five years through ten years	—	—
Greater than ten years	19,771	19,756

	$203,283	$202,994

     In fiscal year 2003, the Company began a securities lending program whereby certain Company securities from the portfolio are loaned to other institutions for short periods of time. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities changes. The Company’s policy is to require initial cash collateral equal to 102 percent of the fair value of the loaned securities. Securities lending collateral is recorded separately as a current asset and corresponding current liability. The Company maintains ownership of the securities loaned, and continues to earn income on them. The Company shares a portion of the interest earned on the collateral with Wells Fargo Bank Minnesota, N.A. (the Lending Agent). In addition, the Company has the ability to sell the securities while they are on loan. The Company has an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities. At January 31, 2006 and 2005, the amount of securities on loan equaled $61.3 million and $128.2 million, respectively.
     Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents, short- and long-term investments and accounts receivable. The Company maintains cash and cash equivalents and short- and long-term investments with various financial institutions. These financial institutions are geographically dispersed and Company policy restricts investments and limits the amount invested with any single financial institution. The Company has not sustained material credit losses from instruments held at financial institutions.
NOTE 9 ACQUISITIONS AND INTANGIBLE ASSETS
Nishan Systems, Inc.
     On September 19, 2003, the Company completed its acquisition of the stock of Nishan Systems, Inc. (Nishan), a provider of next generation native IP storage solutions that built open storage networking products based on IP and Ethernet, the international networking standards. As a result, the Company has recorded goodwill in connection with this transaction. The consolidated financial statements include the operating results of Nishan from the date of the acquisition.
     An estimated $67 million was allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and was not deductible for tax purposes. In addition, as this was the purchase of stock, the tax basis of Nishan’s assets and liabilities resulted in temporary differences and a net deferred tax asset of $35.1 million. In light of the Company’s tax position (see Note 12) a full valuation allowance of $35.1 million was recorded against the net acquired deferred tax asset. Pursuant to the provisions of SFAS No. 109, “Accounting for Income Taxes,” if this valuation allowance is released in subsequent periods, goodwill will be decreased by the amount released up to a maximum of $35.1 million.
Sanera Systems, Inc.
     On September 30, 2003, the Company completed its acquisition of the stock of Sanera Systems, Inc. (Sanera), a producer of next generation intelligent switching platform technologies. The consolidated financial statements include the operating results of Sanera from the date of the acquisition.

Goodwill and Other Intangible Assets
The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from one to seven years. The following table summarizes the components of gross and net intangible asset balances:

	January 31, 2006			January 31, 2005
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Developed technology	$143,490	$55,025	$88,465	$116,866	$31,595	$85,271
Customer relationships	30,234	4,005	26,229	1,622	739	883
Backlog	17,606	9,801	7,805	—	—	—
Other	4,578	3,383	1,195	3,813	2,375	1,438

Total intangible assets	$195,908	$72,214	$123,694	$122,301	$34,709	$87,592

     Expected annual amortization expense related to acquired intangible assets is as follows:

Fiscal Years:
2006	$35,949
2007	26,857
2008	26,522
2009	20,391
2010	8,297
Thereafter	5,678

Total expected annual amortization expense	$123,694

     Amortization expense related to acquired intangible assets was $37.5 million, $22.8 million and $9.4 for fiscal 2005, 2004, and 2003, respectively.
Changes in the carrying amount of goodwill for the twelve months ended January 31, 2006 are as follows:

	Product	Services
	Segment	Segment	Total
Balance as of January 31, 2005	$78,693	$—	$78,693
Goodwill Acquired	51,905	133,469	185,374
Goodwill Impaired	—	—	—
Other(1)	(1,626)	3,700	2,074

Balance as of January 31, 2006	$128,972	$137,169	$266,141

(1)	Represents a net increase to goodwill in the year ended January 31, 2006, as a result of adjusting the estimated fair market value of certain purchased assets and liabilities of CNT.
     As a result of the merger with CNT, and upon the integration of CNT’s service business in the third quarter of fiscal 2005, the Company operates in two distinct reporting segments, each constituting a separate reporting unit for purposes of allocating goodwill. Goodwill acquired in the merger with CNT has been allocated to these two reporting segments based on the work of a third party valuation expert. Goodwill was allocated between the two segments based upon each segment’s relative projected operating profits. As discussed in Note 4, the amount of goodwill and its allocations to the reporting segments are subject to change. As part of the Company’s process to finalize purchase accounting we will re-evaluate the goodwill allocation between the segments. The product and service segment goodwill balances will each be tested for impairment annually or more frequently, if events or circumstances indicate that impairment might exist. There were no impairments of goodwill recognized for the year ended January 31, 2006.

NOTE 10 CONVERTIBLE SUBORDINATED DEBT
     Convertible subordinated debt includes the Company’s 2.25% convertible subordinated notes (the 2.25% Notes) due February 15, 2010, as well the $124.4 million 3.00% Convertible Subordinated Notes due February 15, 2007, previously issued by CNT (the 3.00% Notes), which were assumed in the Merger.
     On February 7, 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010, raising net proceeds of approximately $167 million. The 2.25% Notes are convertible into Class A common stock at a conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares) at any time prior to February 15, 2010, subject to adjustments. In addition, holders of the 2.25% Notes may require the Company to purchase all or a portion of the Notes upon a change in control of the Company under certain conditions. Upon a conversion, the Company may choose to deliver, in lieu of shares of Class A common stock, cash or a combination of cash and Class A common stock. The 2.25% Notes do not contain any restrictive covenants and are not listed on any securities exchange or included in any automated quotation system; however, the notes are eligible for trading on the Portalsm Market. On January 31, 2006, the approximate bid and ask prices per $100 of our 2.25% Notes was $84.73 and $85.23, respectively, resulting in an aggregate fair value of between $146.2 million and $147.0 million. Our Class A common stock is quoted on the NASDAQ National Market under the symbol, “MCDTA.”
     Concurrent with the issuance of the 2.25% Notes, the Company entered into share option transactions using approximately $20.5 million of net proceeds. As part of these share option transactions, the Company purchased options that cover approximately 16.1 million shares of Class A common stock, at a strike price of $10.71. The Company also sold options that cover approximately 16.9 million shares of Class A common stock, at a strike price of $15.08. The net cost of the share option transactions was recorded against additional paid in capital. These share option transactions are intended to give the Company the ability to significantly mitigate dilution as a result of the 2.25% Notes being converted to common shares up to the $15.08 price per common share and mitigate dilution if the share price exceeds $15.08 at that time. Should there be an early unwind of either of the share option transactions, the amount of cash or net shares potentially received or paid by the Company will be dependent on then existing overall market conditions, the stock price, the volatility of the stock, and the amount of time remaining until expiration of the options.
     In July 2003, the Company entered into an interest rate swap agreement with a notional amount of $155.3 million that has the economic effect of modifying that dollar portion of the fixed interest obligations associated with the 2.25% Notes so that the interest payable effectively becomes variable based on the six month London Interbank Offered Rate (LIBOR) minus 152 basis points. The reset dates of the swap are February 15 and August 15 of each year until maturity on February 15, 2010. At January 31, 2006, the six-month LIBOR setting for the swap was 4.03%, creating a rate of approximately 2.51%, which was effective until February 15, 2006. On February 15, 2006, the six-month LIBOR setting was reset to 4.93%, resulting in a rate of approximately 3.41%, which is effective until August 15, 2006. The swap was designated as a fair value hedge and, as such, the gain or loss on the swap, as well as the fully offsetting gain or loss on the 2.25% Notes attributable to the hedged risk, were recognized in earnings. At January 31, 2006, the fair value of the interest rate swap had decreased from inception to a negative $6.6 million and is included in long-term liabilities. Corresponding to this change, the carrying value of the Notes has decreased by $6.6 million. As part of the agreement, the Company is also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, approximated $6.9 million at January 31, 2006.
     On June 1, 2005, effective upon the consummation of the Merger, the Company fully and unconditionally guaranteed the 3.00% Notes and became a co-obligor on the 3.00% Notes with CNT and the 3.00% Notes became convertible into the Company’s Class A stock at a price of approximately $14.75 per share (aggregate of approximately 8.4 million shares) at any time prior to maturity on February 15, 2007, all pursuant to the terms of the Supplemental Indenture. All other terms of the 3.00% Notes remained unchanged.
     The 3.00% Notes were issued by CNT in 2002 and had an aggregate par value of $124.4 million. In accordance with purchase accounting rules, the Notes were adjusted to their aggregate fair value of $118.8 million based on the quoted market closing price as of the acquisition date. The $5.6 million reduction in the Notes’ carrying value will be accreted to interest expense on a straight-line basis over the remaining term of the Notes.
     The 3.00% Notes may be redeemed upon payment of the outstanding principal balance, accrued interest and a make whole payment if the closing price of the Class A stock exceeds 175% of the conversion price for at least twenty (20) consecutive trading days within a period of thirty (30) consecutive trading days ending on the trading day prior to the date of the mailing of the redemption notice. The make whole payment represents additional interest payments that would be made if the 3.00% Notes were not redeemed prior to their due date. Interest is payable on February 15 and August 15 of each year while the 3.00% Notes are outstanding. Payment of the notes will also accelerate upon certain events of default. On January 31, 2006, the approximate bid and ask prices per $100 of our 3.00% Notes was $96.75 and $97.50, respectively, resulting in an aggregate fair value of between $120.3 million and $121.2 million.

     Prior to the Merger, CNT entered into an interest-rate swap agreement with a notional amount of $75 million that has the economic effect of modifying that dollar portion of the fixed interest obligations associated with $75 million of the 3.00% Notes such that the interest payable effectively becomes variable based on the three month LIBOR plus 69.5 basis points. The payment and reset dates of the swap are January 31st, April 30th, July 31st and October 31st of each year, until maturity on February 15, 2007. At January 31, 2006, the three-month LIBOR setting for the swap was 4.668%, resulting in a combined effective rate of approximately 5.363% which is effective until April 2006. The swap was designated as a fair value hedge, and as such, the gain or loss on the swap, as well as the fully offsetting gain or loss on the notes attributable to the hedged risk, are recognized in earnings. Fair value hedge accounting is provided only if the hedging instrument is expected to be, and actually is, effective at offsetting changes in the value of the hedged item. During the fourth quarter, the fair value of the interest rate swap increased $0.8 million, resulting in a swap liability of $1.0 million as of January 31, 2006, which has been included in other long-term liabilities. This amount excluded accrued interest of $1.1 million, payable to the Company on February 15, 2006. Corresponding to this increase, the carrying value of the notes covered by the swap agreement has also been increased by $0.8 million. As part of the agreement, the Company is also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, was $3.8 million at January 31, 2006, and has been included in restricted cash in the accompanying consolidated balance sheets.
Note 11—INTEREST AND OTHER INCOME, NET
     Interest and other income, net, consists of:

	Twelve Months Ended
	January 31,
	2006	2005	2004
Interest income	$11,707	$7,304	$7,301
Net realized gains/(losses) on available-for-sale investments	(360)	(609)	29
Unrealized gain/(loss) on economic hedging investments	71	(56)	(99)

Interest and other income, net	$11,418	$6,639	$7,231

NOTE 12 INCOME TAX
     Income (loss) before income taxes from domestic and foreign operations consisted of the following:

	Years Ended
	January 31,
	2006	2005	2004
Domestic	$(33,778)	$(21,675)	$(5,526)
Foreign	3,608	2,545	1,789

	$(30,170)	$(19,130)	$(3,737)

Income tax expense (benefit) consisted of the following:

	Years Ended
	January 31,
	2006	2005	2004
Current:
Federal	$—	$(701)	$(974)
State	(1,038)	118	(39)
Foreign	994	945	610

	(44)	362	(403)

Deferred:
Federal	—	—	34,943
State	—	—	3,872

Foreign	475

	475	—	38,815

Total expense	$431	$362	$38,412

     The total income tax expense (benefit) differs from the amount computed using the statutory federal income tax rate of 35% for the following reasons:

	Years Ended
	January 31,
	2006	2005	2004
Federal income tax benefit at statutory rate	$(10,560)	$(6,695)	$(1,308)
Research and development credit	(4,073)	(7,483)	(1,400)
State taxes, net of federal benefit	(2,304)	(427)	(131)
Foreign taxes in excess of statutory rate	367	123	126
Convertible debt discount	(2,423)	(2,238)	(2,028)
Stock-based compensation	1,038	1,596	1,083
Write-off of acquired in-process R&D	—	—	1,273
Benefit from export sales	(439)	(2,110)	(158)
Exempt investment income	(85)	(287)	(140)
Increase in valuation allowance	18,983	17,717	41,332
Transfer pricing	(423)	—	—
Foreign taxable income difference	224	—	—
Meals and entertainment	368	—	—
Other	(242)	166	(237)

Income tax expense	$431	$362	$38,412

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets (other than goodwill) and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of each type of temporary difference that give rise to significant portions of the net deferred tax assets are as follows:

	Years Ended
	January 31,
	2006	2005
Current deferred tax assets:
Inventory reserves and costs	$16,706	$6,708
Revenue recognition	22,995	7,584
Warranty reserves	2,599	2,135
Reserves related to employee benefits	4,614	2,077
Stock-based compensation	338	1,103
Restructuring reserves	6,032	—
Other	2,943	279

	56,227	19,886

Non-current deferred tax assets (liabilities):
Capitalized research expenditures	30,268	35,211
Capitalized acquired intangible assets	(14,808)	(32,126)
Tax credit carry forward	39,953	28,089
Revenue recognition	7,497	6,299

	Years Ended
	January 31,
	2006	2005
Stock compensation	1,285	1,344
Difference between book and tax depreciation	2,730	3,955
Capitalized software, net of amortization	(11,737)	(8,624)
Foreign earnings	(3,302)	(2,346)
Net operating loss carry forward	77,692	43,048
Other	3,329	668

	132,907	75,518

	189,134	95,404
Valuation allowance	(188,126)	(95,404)

Total deferred tax asset, net	$1,008	$—

     As of January 31, 2006, the Company has U.S. federal net operating loss and general business credit carry-forwards of approximately $186.1 million and $21.6 million respectively. If not used, these carry-forwards will expire between the years 2018 and 2026. The utilization of a portion of the Company’s federal net operating loss and credit carry-forwards is subject to an annual limitation under Internal Revenue Code Section 382. The carry-forwards subject to this limitation were accumulated in the tax returns of CNT and Subsidiaries, Nishan Systems and Sanera Systems for tax periods prior to the date those companies were acquired by McDATA. The Company also has state net operating loss and credit carry-forwards of approximately $205.7 million and $14.9 million respectively. If not used, the state net operating loss carry-forwards will expire between the years 2009 and 2026. A portion of the state tax credit carry-forwards will expire between the years 2014 and 2018. The balance of the state credit carryforwards do not expire.
     In the third quarter of our 2003 fiscal year, we established a valuation allowance against the entire balance of our net deferred tax assets. We continue to maintain a valuation allowance against the amount of deferred tax assets for which we believe it is more likely than not that we will not realize the benefit of those assets.
     As a result of the acquisition of CNT Corporation and Subsidiaries during fiscal 2005, we recorded $75.2 million of deferred tax assets relating to the acquired companies as of the date of acquisition. A valuation allowance was also recorded against $73.7 million of these deferred tax assets. If any portion of the acquired deferred tax assets is utilized, the valuation allowance related to the acquired deferred tax assets that were utilized will be released, resulting in a decrease in goodwill by a like amount and we will record a charge to tax expense for the utilization of the deferred tax assets.
     For the year ended January 31, 2006, we recorded an increase in the valuation allowance of $19.0 million with respect to the net increase in deferred tax assets during the year, other than the acquired CNT deferred tax assets described above. As of the end of the fiscal year, the gross deferred tax assets less the valuation allowance results in a net deferred tax asset of $1.0 million, which reflects deferred tax assets in foreign jurisdictions where we expect to realize the deferred tax assets.
     The need for a valuation allowance is determined in accordance with the provisions of SFAS No. 109, which requires an assessment of both negative and positive evidence, including past operating results, the existence of cumulative losses in the most recent fiscal years and forecasts of future taxable income. Significant management judgment is required in determining the need to establish or maintain a valuation allowance. SFAS No. 109 requires that greater weight be given to previous cumulative losses than the outlook for future profitability when determining whether it is more likely than not that a deferred tax asset can be used. To the extent future utilization of a deferred tax asset is unlikely, a valuation allowance is recorded.
     The Company is subject to audit by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company accounts for such contingent liabilities in accordance with SFAS No. 5, “Accounting for Contingencies”, and believes that it has appropriately provided for taxes for all years. At January 31, 2006 and 2005, current liabilities included reserves of $9.9 million and $3.9 million, respectively, associated with a variety of tax matters in various domestic and foreign jurisdictions. Several factors drive the calculation of the tax reserves including (i) the expiration of statutes of limitations, (ii) changes in tax law and regulations, and (iii) settlements with tax authorities. Changes in any of these factors may result in adjustments to these reserves which could impact our reported financial results. During the fiscal year ended January 31, 2006 the Company released reserves of approximately $1.4 million due to the expiration of state statutes of limitations and $1.6 million based on the Company’s recently updated analysis of intercompany pricing.

     In February 2005, the Internal Revenue Service concluded an audit of our 2000, 2001 and 2002 income tax returns. The audit was mandated by Joint Committee Review procedures because the Company had filed a refund claim for the carry back of net operating losses from 2001 and 2002 to 2000. The IRS completed its audit of the three returns in the fall of 2004 and submitted its conclusions to the Joint Committee on Taxation for review. On February 25, 2005 the Company received a letter from the Joint Committee Reviewer stating that the IRS’ conclusions had been accepted. The net result of the audit was a nominal increase to the Company’s net operating loss carryforward.
     Prior to the initial public offering on August 9, 2000, the Company was included in a consolidated Federal income tax return with EMC. As a result of the IPO, the Company is no longer eligible to be included in EMC’s consolidated tax returns and has consequently filed separate income tax returns for the subsequent tax periods. The Company is, however, subject to a tax sharing agreement with EMC. Pursuant to the terms of this agreement, if a taxing authority effects a change to the EMC consolidated return, the Company is required to reimburse EMC for the tax on any Company-related unfavorable adjustment. Conversely, the Company is entitled to any refund of tax for any Company-related favorable adjustment.
     Inrange Technologies Corporation (Inrange) is subject to a tax sharing agreement with SPX Corporation (SPX) relating to previous tax years when Inrange was part of the SPX consolidated tax group (the SPX Agreement). Inrange was acquired by CNT from SPX in May 2003. When CNT merged with McDATA, Inrange became a subsidiary of McDATA. Pursuant to the SPX Agreement, if a taxing authority makes an adjustment to Inrange losses utilized in previous tax years by the SPX consolidated group, Inrange must compensate SPX for the lost tax benefits. The Internal Revenue Service is currently examining tax returns filed by SPX for certain years that Inrange was included in the SPX consolidated return. At this time, we are not aware of any audit adjustments that would require Inrange to compensate SPX for lost tax benefits.
     The earnings of the foreign subsidiaries acquired through the Merger with CNT are considered permanently reinvested. We have made no provision for U.S. federal or state income tax or foreign withholding tax with respect to these earnings. If these earnings were distributed, we would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and may also be subject to foreign withholding taxes on the distributions by the relevant foreign jurisdictions.
     The American Jobs Creation Act of 2004 (“the Act”) introduced a special one-time 85% dividends received deduction for certain repatriated foreign earnings, available only in 2004 or 2005. After careful evaluation of this provision and thorough analysis of earnings accumulated by the foreign subsidiaries of McDATA and CNT, the Company has chosen not to have the foreign subsidiaries pay any cash dividends that would be eligible for the one-time benefit.
     The Act also provided for the repeal of the extraterritorial income (“ETI”) exclusion. The ETI tax rules are being phased out through reduced benefits in 2005 and 2006, with full repeal effective in 2007. A new tax deduction for qualified domestic production activities is being phased in between 2005 and 2009, becoming fully effective in 2010. The new deduction for domestic production activities is not expected to have a significant impact on our effective tax rate or US tax liabilities in the immediate future because of our loss position in the US and the resulting recording and maintaining of valuation allowances against our deferred tax assets, which includes net operating loss carry-forwards.
NOTE 13 STOCKHOLDERS’ EQUITY
     The Company has both Class A and Class B common stock. Holders of Class A and Class B common stock have voting rights equal to one vote and one-tenth vote, respectively, for each share held. Holders of Class A and Class B common stock share equal rights as to dividends. No dividends attributable to common stock were declared or paid during fiscal 2005, 2004 or 2003.
     The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that may differ from the Class A and Class B common stock. At January 31, 2006, there is no outstanding preferred stock.
Stock Repurchase Plan
     The Company’s Board of Directors has authorized a plan for the Company to repurchase its common stock (Class A, Class B or a combination thereof). In October 2005, the Company’s Board of Directors amended its stock repurchase plan to authorize the repurchase of up to $25 million of its common stock (Class A, Class B or a combination thereof). This repurchase plan will expire on October 31, 2006 and allows the Company to repurchase shares on the open market, in negotiated transactions off the market, or pursuant to a Rule 10b5-1 plan adopted by the Company. The Company adopted a Rule 10b5-1 plan in September 2004, which allows the Company to repurchase its shares during a period in which the Company is in possession of material non- public information, provided the Company communicates share repurchase instructions to the broker at a time when the Company was not in possession of such material non-public information. Since inception of the original repurchase plan in fiscal 2003, approximately 4.5 million shares (approximately 1.3 million shares of Class A and approximately 3.2 million shares of Class B) have been repurchased with a total cost of approximately $23.6 million. During the first, third and fourth quarters of fiscal 2005, there were no share repurchases. During the second quarter of fiscal 2005, the Company repurchased 760,986 and 741,471 shares of Class A and Class B shares, respectively.
Warrants to Purchase Stock
     In September 2004, the Company entered into an OEM agreement with IBM. In connection with this agreement, the Company granted IBM five-year warrants for the purchase of up to 350,000 shares of McDATA’s Class B common stock. The warrants are structured into three substantially equal tranches at exercise prices of $4.700, $5.052 and $5.405 per share. The warrants contain customary terms and conditions, including piggyback SEC registration rights and anti-dilution protections in favor of IBM, and are fully exercisable. The warrants have been valued at approximately $1.0 million using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.29%, volatility of 80%, dividend rate of 0% and an expected life of five years. The warrants are recorded as an other asset related to the OEM contract and are amortized ratably over the 60-month term of the OEM contract as a reduction to revenue.
Stockholders’ Rights Plan
     Effective June 5, 2001, the Company’s Board of Directors approved a Stockholder Rights Plan in which preferred stock purchase rights were distributed as a dividend. Each Right, expiring June 5, 2011, represents a right to buy from the Company one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at a price of $200 per Right. This dividend distribution of the Rights was not taxable to the Company or its stockholders.
     Separate certificates for Rights will not be distributed, nor will the Rights be exercisable, unless a person or group acquires 15 percent or more, or announces an offer that could result in acquiring 15 percent or more, of the aggregate number of votes entitled to be cast by all then outstanding shares of Common Stock (a Stock Acquisition). Following a Stock Acquisition, each Right holder, except the 15 percent or more stockholder, has the right to receive, upon exercise, common shares valued at twice the then applicable exercise price of the Right (or, under certain circumstances, cash, property or other Company securities), unless the 15 percent or more stockholder has offered to acquire all of the outstanding shares of the Company under terms that a majority of the independent directors of the Company have determined to be fair and in the best interest of the Company and its stockholders. Similarly, unless certain conditions are met, if the Company engages in a merger or other business combination following a Stock Acquisition where it does not survive or survives with a change or exchange of its common shares or if 50 percent or more of its assets, earning power, or cash flow is sold or transferred, the Rights will become exercisable for shares of the acquirer’s stock having a value of twice the exercise price (or under certain circumstances, cash or property). The Rights are not exercisable, however, until the Company’s right of redemption described below has expired. Generally, Rights may be redeemed for $0.01 each (in cash, common shares or other consideration the Company deems appropriate) until the earlier of (i) the tenth day following public announcement that a 15 percent or greater position has been acquired in the Company’s stock or (ii) the final expiration of the Rights. Until exercise, a Right holder, as such, has no rights as a stockholder of the Company.
Stock Options
     The Company maintains a stock option and restricted stock plan known as the 2001 McDATA Equity Incentive Plan (the 2001 Plan) which provides for the grant of Class B stock options, restricted stock and other stock based awards to directors, officers, other employees, and consultants as determined by the compensation committee of the Board of Directors. A maximum of 33,000,000 shares of common stock were issuable under the terms of the 2001 Plan as of January 31, 2006, of which no more than 3,000,000 shares may be issued as restricted stock or other stock based awards. On August 27, 2003, the Company’s stockholders approved the addition of 6,000,000 shares to the 2001 Plan (included in the maximum amount noted above). On May 24, 2005, the Company’s stockholders approved the addition of 3,000,000 shares to the 2001 Plan (included in the maximum amount noted above).
     In August 2003 and in connection with the acquisitions of Nishan and Sanera, the Company adopted the 2003 McDATA Acquisition Equity Incentive Plan (the 2003 Plan). The 2003 Plan is a limited purpose plan that allows for the issuance of inducement grants of restricted and unrestricted Class B common stock to new employees in connection with a merger or acquisition of a company or business by McDATA. Stock awards may only be granted to new employees resulting from a merger or acquisition by the Company. A maximum of 3.0 million shares of common stock are issuable under the terms of the 2003 Plan. Approximately 1.3 million restricted stock shares were issued under this 2003 Plan in connection with the acquisitions discussed in Note 9.
     In May 2004, the Board of Directors approved the Company’s 2004 Inducement Equity Grant Plan (the 2004 Plan). The 2004 Plan provides for the issuance of non-qualified options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards for newly hired employees of the Company. A maximum of 3.0 million shares are issuable under the 2004 Plan. As of January 31, 2006, there were approximately 6.2 million shares of common stock available for future grants under the 2001 Plan, 2003 Plan and the 2004 Plan.
     All stock option grants under the plans since August 2000 have been granted at an exercise price equal to the fair market value of the Company’s stock. Prior to 2001, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation, net of forfeitures, of $36,110,000, representing the difference between the exercise price and the deemed fair market value of the Company’s common stock on the dates these stock options were granted. Deferred compensation related to these grants is included as a reduction of stockholders’ equity and is being amortized on a straight-line basis over the vesting periods of the related options, which is generally four years. These grants were fully amortized in fiscal 2004. During 2004 and 2003, the Company recorded amortization expense related to these grants of approximately $336,000 and $4.3 million, respectively (of which $34,000 and $377,000 is included in the cost of revenue for 2004 and 2003, respectively).
     Upon completion of the Merger in fiscal 2005, McDATA assumed the CNT stock plans in accordance with the terms of each such plan (the CNT Plans), which provide for the grant of stock options, restricted stock, stock units and other stock-based awards to officers, directors, employees, and consultants. In July 2005, the Company filed an SEC Registration Statement on Form S-8 to register McDATA Class A common stock that may be issued pursuant to the exercise or settlement of outstanding awards under the CNT Plans and shares of McDATA Class A common stock that are still available for issuance under the CNT Plans. As of January 31, 2006, approximately 9.6 million shares of McDATA Class A common stock may be issued pursuant to outstanding awards and approximately 9.4 million shares of McDATA Class A common stock are still available for issuance under the CNT Plans.
     Upon completion of the Merger, each outstanding option to purchase shares of CNT common stock under any CNT Plan, whether or not exercisable or vested, was converted into an option to acquire, that number of shares of McDATA Class A common stock equal to the number of shares of CNT common stock subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio of 1.3, rounded down to the nearest whole share. The per share exercise price for shares of McDATA Class A common stock assumable upon exercise of each assumed option was adjusted to equal to the exercise price per share of CNT common stock at which such option was exercisable immediately prior to the effective time of the merger divided by the exchange ratio of 1.3, rounded up to the nearest whole cent. In addition, outstanding CNT restricted stock units and deferred stock units, whether or not vested, were converted into a right to be issued that number of shares of McDATA Class A common stock equal to the number of shares of CNT common stock covered by the CNT restricted stock unit or deferred stock unit immediately prior to the effective time of the merger multiplied by the exchange ratio of 1.3.

     The following summarizes stock option transactions for the period from January 1, 2004 to January 31, 2006 (shares in thousands):

	Class A
	Year ended
	January 31, 2006
		Weighted
		Average
		Exercise
Options	Shares	Price
Outstanding at beginning of period (1)	—	—
CNT options converted in the Merger	12,733	$10.46
Granted	629	3.71
Exercised	(218)	3.86
Forfeited or expired	(3,931)	9.98

Outstanding end of period	9,213	$10.36

Exercisable at end of period	7,441	$11.61
Weighted-average fair value of options granted with an exercise price equal to fair market value		$3.71

(1)	There were no Class A options outstanding as of January 31, 2005 and 2004.

	Class B
	Years Ended January 31,
	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Options	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of period	16,895	$9.11	13,648	$11.38	12,324	$11.43
Granted	5,693	3.64	8,078	5.22	3,683	10.47
Exercised	(241)	2.16	(1,409)	1.33	(805)	2.75
Forfeited or expired	(3,206)	9.04	(3,422)	12.17	(1,554)	14.17

Outstanding end of period	19,141	$7.58	16,895	$9.11	13,648	$11.38

Exercisable at end of period	9,509	$10.29	6,457	$12.58	6,602	$10.76
Weighted-average fair value of options granted with an exercise price equal to fair market value		$3.46		$5.51		$6.84
The status of total stock options outstanding and exercisable at January 31, 2006 was as follows (shares in thousands):

	Class A
	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
	of	Contractual	Exercise	of	Exercise
Exercise Prices	Shares	Life (Years)	Price	Shares	Price
$0.00 — $5.10	3,072	4.9	$3.99	2,124	$4.10
$5.11 — $10.20	3,656	4.9	7.09	2,843	7.23
$10.21—$15.30	667	3.5	12.40	656	12.39
$15.31—$20.40	718	2.6	16.87	718	16.87
$20.41—$25.50	29	4.7	21.89	29	21.89
$25.51—$30.60	573	4.4	30.45	573	30.45
$30.61—$35.70	10	3.8	33.28	10	33.28

$35.71—$40.80	471	3.5	37.52	471	37.52
$40.81—$45.90	6	5.2	43.36	6	43.36
$45.91—$51.00	11	2.8	50.63	11	50.63

	9,213	4.5	$10.36	7,441	$11.61

	Class B
	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Shares	Life (Years)	Price	Shares	Price
$0.00 — $9.33	14,240	7.5	$4.58	5,439	$4.96
$9.34 —$18.67	3,983	5.6	11.99	3,156	12.34
$18.68—$28.00	676	4.3	25.79	672	25.81
$28.01—$37.34	57	4.0	35.09	57	35.09
$37.35—$46.67	12	3.0	43.00	12	43.00
$46.68—$56.01	21	4.7	47.83	21	47.83
$56.02—$65.35	39	3.9	63.77	39	63.77
$65.36—$74.68	37	4.6	71.80	37	71.80
$74.69—$84.02	70	4.2	77.29	70	77.29
$84.03—$93.36	6	4.6	93.36	6	93.36

	19,141	6.9	$7.58	9,509	$10.29

Restricted Stock
     Restricted stock issued under the plans is recorded at fair market value on the date of the grant and generally vests over a one to four year period. Vesting for some grants may be accelerated if certain performance criteria are achieved. Compensation expense is recognized over the applicable vesting period.
     In March 2005, the Company issued 80,000 shares of Class B restricted stock to its Board of Directors with an aggregate fair value of approximately $302,400. These shares vest over a two-year period. Compensation expense will be recognized over the vesting period, and was $201,000 for the year ended January 31, 2006.
     In May 2005, the Company granted 640,000 Class B restricted stock units (RSU’s) to eligible participants of the Executive Performance Incentive Bonus (EPIB) Plan with an aggregate fair value at date of grant of $1.9 million. The Company subsequently granted an additional 380,000 Class B RSU’s as a part of the EPIB plan from June 2005 to January 2006 and 210,000 RSU’s were forfeited. 25% of the total grant will vest each year upon the attainment of the annual corporate milestone established by the Company. If the annual milestone is not achieved, 12.5% of the total grant is forfeited, and the remaining 12.5% will cliff vest as of January 31, 2009. The Company met the first milestone in FYE January 31, 2006 and 216,250 RSU’s vested on March 9, 2006. Compensation expense related to these RSU’s will be recognized evenly over their related vesting periods, and was $1.4 million for the twelve month periods ending January 31, 2006. As of January 31, 2006, 643,750 RSU’s for this grant are still outstanding.
     During the year ended January 31, 2004, the Company issued approximately 1,532,000 of restricted shares, having an aggregate fair market value of $17,357,000. Compensation expense recognized for restricted shares in 2004 and 2003 was $5,366,000 and $8,429,000, respectively.
     As part of the CNT integration, one executive member of the Integration Team received 75,000 shares of Class B restricted stock. These shares will become fully vested on September 9, 2006.
Employee Stock Purchase Plan
     On August 1, 2002, the Board of Directors approved the 2002 Employee Stock Purchase Plan (the Purchase Plan). The Purchase Plan allows eligible employees an opportunity to purchase an aggregate of 1,200,000 shares of the Company’s Class B common stock at a price per share equal to 85% of the lesser of the fair market value of the Company’s common stock at the beginning or the end of each six-month purchase period. Under the terms of the Purchase Plan, no participant may acquire more than more than $25,000 in aggregate fair market value of common stock during any one-year calendar period. As of January 31, 2005 all 1,200,000 shares had been issued under the plan and as of January 31, 2004, 521,000 shares had been issued.

NOTE 14 OTHER COMPREHENSIVE INCOME
     Other comprehensive income consisted of unrealized gains (losses) on investments and foreign currency translation adjustments. The changes in the components of other comprehensive income, net of taxes, were as follows:

	Years Ended January 31,
	2006	2005	2004
Change in net unrealized losses on investments, net of related income tax expense (benefit) of $0, $0 and $(401), respectively	$1,324	$(1,903)	$(227)
Reclassification adjustment for net realized (gains) losses included in net income, net of related income tax (expense) benefit of $0, $0 and $(52), respectively	(360)	247	(81)
Foreign currency translation adjustment, net of related income tax (expense) benefit of $0, $0 and $0, respectively	(518)	—	—

	$446	$(1,656)	$(308)

NOTE 15 EMPLOYEE BENEFIT PLANS
Defined Contribution Plan
     The Company has a defined contribution plan (the McDATA Retirement Savings Plan) that covers eligible employees. The Company matches 50% of an employee’s contribution up to 6% of annual eligible compensation, subject to restrictions of such plans. Such Company contributions are made in cash, and amounted to approximately $2.7 million, $2.5 million and $2.0 million in 2005, 2004 and 2003, respectively.
Incentive Bonus Plans
     The Company has various employee bonus plans. The Executive Performance Incentive Bonus (EPIB), Performance Incentive Bonus (PIB) and success share plans provide cash funding based upon corporate performance, creating a pool that is allocated based upon individual and corporate performance. The board of directors reviews and approves these plans and measurements annually. Compensation charges related to these plans were approximately $2.5, $6.0 million and $3.0 million for 2005, 2004, and 2003, respectively.
NOTE 16 SEGMENT INFORMATION
     FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision makers are our Chief Executive Officer and Chief Operating Officer.
     Prior to the Merger with CNT, the Company had one reporting segment relating to the design, development, manufacture and sale of data access and storage networking solutions that provide highly available, scalable and centrally managed storage area networks (SANs). The Company’s Chief Operating Decision Makers, as defined by SFAS No. 131, had allocated resources and assessed the performance of the Company based on consolidated revenue and overall profitability. As a result of the merger with CNT, and the completion of the integration of CNT’s service business, the Company is operating in two distinct reporting segments, one for products and the other for services beginning in August 2005. The products segment consists of hardware and software products and related software maintenance and support revenue. The services segment consists of break/fix maintenance, extended warranty, installation, consulting, network management and telecommunications services.
     Financial decisions and the allocation of resources are based on the information from the Company’s management reporting system. The Company does not allocate selling and marketing or general and administrative expenses to its operating segments. At this point in time, we do not track all of our assets by operating segments. Consequently, it is not practical to present assets by operating segments.

     Summarized financial information by operating segment for the year ended January 31, 2006, based on the internal management system is as follows:

	Product	Service	Unallocated	Total
Year ended January 31, 2006
Revenue	$523,440	$90,993	$—	$614,433
Cost of revenue	$248,025	$59,874	$1,192	$309,091
Gross margin	$275,415	$31,119	$(1,192)	$305,342
Research and development	$111,715	$—	$—	$111,715
Selling and marketing	$—	$—	$133,909	$133,909
General and administrative	$—	$—	$35,116	$35,116
Amortization	$—	$—	$43,418	$43,418
Restructuring charges	$—	$—	$11,685	$11,685
Income (loss) from operations	$163,700	$31,119	$(225,320)	$(30,501)

Year ended January 31, 2005
Revenue	$379,344	$20,316	$—	$399,660
Cost of revenue	$158,656	$17,505	$—	$176,161
Gross margin	$220,688	$2,811	$—	$223,499
Research and development	$91,488	$—	$—	$91,488
Selling and marketing	$—	$—	$101,305	$101,305
General and administrative	$—	$—	$25,584	$25,584
Amortization	$—	$—	$28,295	$28,295
Restructuring charges	$—	$—	$1,263	$1,263
Income (loss) from operations	$129,200	$2,811	$(156,447)	$(24,436)

Year ended January 31, 2004
Revenue	$407,137	$11,723	$—	$418,860
Cost of revenue	$162,151	$15,178	$—	$177,329
Gross margin	$244,986	$(3,455)	$—	$241,531
Research and development	$88,826	$—	$—	$88,826
Selling and marketing	$—	$—	$95,820	$95,820
General and administrative	$—	$—	$30,234	$30,234
Amortization	$—	$—	$21,191	$21,191
Restructuring charges	$—	$—	$2,258	$2,258
Acquired in process research and development	$—	$—	$11,410	$11,410
Income (loss) from operations	$156,160	$(3,455)	$(160,913)	$(8,208)
     The following table presents supplemental data for McDATA revenue channels. A significant portion of revenue is concentrated with the largest storage OEMs, EMC, IBM and HDS. Other major storage and system vendors, including Dell, HP, and Sun, offer McDATA solutions to their customers. In addition to storage and system vendors, the Company has relationships with many resellers, distributors and systems integrators.

	Year Ended
	January 31,
	2006	2005	2004
EMC	31%	47%	56%
IBM	26%	25%	21%
HDS	9%	9%	10%
Other channels	34%	19%	13%

Total revenue	100%	100%	100%
     Revenues are attributed to geographic areas based on the location of the customers to which products are shipped. International revenues primarily consist of sales to customers in Western Europe and the greater Asia Pacific region. Included in domestic revenues are sales to certain OEM customers who take possession of products domestically and then distribute these products to their international customers. In addition, included in revenues from Western Europe are sales to certain OEM customers who take possession of products in distribution centers designated for international-bound product and then distribute these products among various international regions. The mix of international and domestic revenue can, therefore, vary depending on the relative mix of sales to certain OEM customers. For the year ended January 31, 2006, domestic and international revenue was 58% and 42% of our total revenue, respectively, as compared to 62%, and 38%, respectively, for the same period in 2005. For the twelve months ended January 31, 2004, domestic and international revenue was 67% and 33%, respectively.

Certain information related to the Company’s operations by geographic area is presented below. The Company’s revenues are attributed to the geographic areas according to the location of the customers. Long-lived assets include property and equipment and other non-current assets.

	Net	Long-Lived
	Sales	Assets
Fiscal 2005
United States	$356,371	$162,892
Foreign countries	258,062	6,024

Total	$614,433	$168,916

Fiscal 2004
United States	$249,592	$124,953
Foreign countries	150,068	981

Total	$399,660	$125,934

Fiscal 2003
United States	$282,503	$115,450
Foreign countries	136,357	1,994

Total	$418,860	$117,444

NOTE 17 COMMITMENTS AND CONTINGENCIES
Commitments
Operating and Capital Leases
     The Company had various operating and capital leases in effect at January 31, 2006, for certain buildings, office space and machinery and equipment. Future minimum lease payments under non-cancelable capital and operating leases with terms of one year or more are as follows at January 31, 2006:

	Capital	Operating
	Leases	Leases
2006	$3,542	$11,889
2007	2,081	8,988
2008	1,451	8,158
2009	—	5,894
2010	—	5,599
Thereafter	—	35,606

Total minimum lease payments	7,074	$76,134

Less portion representing interest	(565)
Less current portion	(2,977)

Long term obligations under capital leases	$3,532

     Rent expense in 2005, 2004 and 2003 totaled approximately $17.0 million, $10.9 million and $10.4 million, respectively.
     On September 9, 2004, the Company entered into a triple net office lease with Ridge Parkway Associates, LLC, a Delaware limited liability company, for the lease of office space at 11802 Ridge Parkway, Building 2, Broomfield, Colorado (the “New Premises”). The Company moved its current world headquarters location at 380 Interlocken Crescent, Broomfield, Colorado 80021 to the New Premises with the lease commencing in February of 2006. The term of the new lease is for 11 years (with two 5 year renewal options). The base annual lease rates per rentable square foot for the New Premises range from $0 in the first year to $14.15 in the last year of the lease, plus normal operating expenses. The Company began recognizing rent expense in July 2005 upon the start of the build-out of the premises. The lease has customary terms and conditions. Since the lease agreement did not limit the total potential expenditures related to this project, the Company was deemed to be the accounting owner of the project, and therefore total project costs incurred to date by all parties had been reflected as Construction in progress—leased assets, and as Non-cash obligations for construction in progress—lease facilities in the long term liability section of the balance sheet in the second and third quarter of fiscal 2005.
     The Company received the certificate of occupancy on January 31, 2006, and because the project is substantially complete, the Company derecognized the amounts in Construction in progress—leased assets, and Non-cash obligations for construction in progress—lease facilities in the long term liability section of the accompanying balance sheet.
Manufacturing and Purchase Commitments
     The Company has contracted with Sanmina SCI Systems, Inc. (SSCI), Solectron Corporation (Solectron) and others (collectively, Contract Manufacturers) for the manufacture of printed circuit boards and box build assembly and configuration for specific multi-protocol directors and switches. The agreements require the Company to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At January 31, 2006, the Company’s commitment with our Contract Manufacturers for purchases over the next sixty days totaled $75.3 million, and $18.6 million for commitments beyond 60 days. The Company may be liable for materials that the Contract Manufacturers purchase on McDATA’s behalf if the Company’s actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses. We may also be liable for materials that certain component suppliers or product manufacturers have produced or made available to us if our actual requirements do not meet or exceed minimums that we have committed to purchase. At January 31, 2006, the Company had recorded approximately $6.3 million of purchase obligations that we believe is excess or obsolete and cannot be redirected to other uses. Management does not expect the remaining commitments under these agreements to have a material adverse effect on the Company’s business, results of operations, financial position or cash flows.
Indebtedness
     As discussed in Note 10, as part of the acquisition of CNT, McDATA guaranteed the payment of principal and interest on approximately $124.4 million principal amount of CNT’s 3.00% Notes. In addition, McDATA has $172.5 million principal amount of outstanding 2.25% subordinated convertible notes due 2010. Unless the price of our common stock increases significantly so that the holders of the convertible notes find it economically advantageous to exercise the conversion feature and receive common stock in lieu of a cash payment of the principal amount and any accrued interest, we may have to repay the debt in cash. At present, we have sufficient resources to satisfy these obligations as they mature. However, in the future, we may lack the resources to satisfy these obligations as they mature, and there can be no assurance that we will possess the resources or be able to secure the resources to satisfy these obligations on commercially reasonable terms, if at all. Any failure by us to satisfy these obligations when due would have a material adverse effect on our business.
Contingencies—Litigation
     From time to time, the Company is subject to claims arising in the ordinary course of business. Litigation is subject to inherent risks and uncertainties and an adverse result in a matter that may arise from time to time may harm our business, financial condition or results of operations. In the opinion of management and, except as set forth below, no such lawsuit, individually or in the aggregate, exists which is expected to have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows.
     McDATA’s IPO Laddering Class Action Lawsuits
     The Company, Mr. John F. McDonnell, the former Chairman of the board of directors, Mrs. Dee J. Perry, a former officer and Mr. Thomas O. McGimpsey, a current officer were named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston (CSFB), Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits were filed against the Company and the individuals. The complaints are substantially identical to numerous other complaints filed against other companies that went public in 1999 and 2000. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had allegedly solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings, or IPOs, and (b) that certain of the underwriters had allegedly entered into agreements with customers whereby the underwriters agreed to allocate IPO shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints allege claims against the Company, the named individuals, and CSFB, the lead underwriter of the Company’s August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act. The complaints also allege claims solely against CSFB and the other underwriter defendants under Section 12(a)(2) of the Securities Act, and claims against the individual defendants under Section 10(b) of the Securities Exchange Act. Although management believes that all of the lawsuits are without legal merit and they intend to defend against them vigorously, there is no assurance that the Company will prevail. In September 2002, plaintiffs’ counsel in the above-mentioned lawsuits offered to individual defendants of many of the public companies being sued, including the Company, the opportunity to enter into a Reservation of Rights and Tolling Agreement that would dismiss without prejudice and without costs all claims against such persons if the company itself had entity coverage insurance. This agreement was signed by Mr. John F. McDonnell, the former Company Chairman, Mrs. Dee J. Perry, the former chief financial officer, and Mr. Thomas O. McGimpsey, the current General Counsel and Vice President of Business Development and the plaintiffs’ executive committee. Under the Reservation of Rights and Tolling Agreement, the plaintiffs dismissed the claims against such individuals. On February 19, 2003, the court in the above-mentioned lawsuits entered a ruling on the pending motions to dismiss, which dismissed some, but not all, of the plaintiffs’ claims against the Company. These lawsuits have been consolidated as part of In Re Initial Public Offering Securities Litigation (SDNY). The Company has considered and agreed to enter into a proposed settlement offer with representatives of the plaintiffs in the consolidated proceeding, and we believe that any liability on behalf of the Company that may accrue under that settlement offer would be covered by our insurance policies. On August 31, 2005, the court preliminarily approved the proposed settlement. A fairness hearing will be held in 2006 before any final settlement is approved, if at all. Until that settlement is fully effective, Management intends to defend against the consolidated proceeding vigorously.
     Eclipsys Indemnification Claim
     Inrange Technologies Corporation, which was a wholly owned subsidiary of CNT, had been named as a defendant in the case SBC Technology Resources, Inc. v. Inrange Technologies Corp., Eclipsys Corp. and Resource Bancshares Mortgage Group, Inc., No. 303-CV-418-N, that was pending in the United States District Court for the Northern District of Texas, Dallas Division (the SBC Patent Litigation). The SBC Patent Litigation was commenced on February 27, 2003. The complaint claimed that Inrange was infringing U.S. Patent No. 5,530,845 (845 patent) by manufacturing and selling storage area networking equipment, in particular the FC/9000, that is used in storage networks. On May 31, 2005, Inrange and SBC Laboratories, Inc. (f/k/a SBC Technology Resources, Inc.) entered into a Settlement Agreement settling the SBC Patent

Litigation on confidential terms that included a license to the 845 patent, and the case was dismissed with prejudice. Eclipsys Corp. (Eclipsys) had settled earlier with SBC Technology Resources, Inc. for an undisclosed sum without the consent of InRange. Eclipsys has demanded that Inrange indemnify Eclipsys pursuant to alleged documentation under which it purportedly acquired certain allegedly infringing products from Inrange. Hitachi Data Systems Corporation (a non-party to the SBC Patent Litigation) has also informed Inrange that it received a demand from Eclipsys that Hitachi indemnify Eclipsys in connection with the SBC Patent Litigation. Hitachi notified Inrange that it would tender to Inrange any claim by Eclipsys for indemnification of any aspect of the litigation. Based on current information, Inrange believes that the indemnification demands of Eclipsys and Hitachi are without merit. Accordingly, McDATA intends to vigorously defend against any claims, if made, by Eclipsys or Hitachi for indemnification.
     State of Connecticut Tax Audit of InRange
     The audit division of the State of Connecticut Department of Revenue Services (Audit Division) has proposed adjustments to the Connecticut income tax returns for Inrange for the years ended December 31, 1996, through December 31, 1999. The proposed adjustments, in the amount of $433,995 plus interest, relate to (1) gain from a stock sale following the exercise of warrants, and whether Inrange had sufficient nexus with Connecticut to subject the gain to Connecticut taxation, and (2) the availability of claimed credits for certain research and development expenditures, and whether Inrange has provided sufficient documentation to support the claimed credits. Inrange made a written offer to settle the matter, which was rejected by the Audit Division. Inrange has formally appealed the matter and has posted a $750,000 appeal bond to avoid the accrual of additional interest.
     InRange’s IPO Laddering Class Action Lawsuits
     A shareholder class action was filed against Inrange and certain of its officers on November 30, 2001, in the United States District Court for the Southern District of New York, seeking recovery of damages caused by Inrange’s alleged violation of securities laws, including section 11 of the Securities Act of 1933 and section 10(b) of the Exchange Act of 1934. The complaint, which was also filed against the various underwriters that participated in Inrange’s initial public offering (IPO), is identical to hundreds of shareholder class actions pending in this court in connection with other recent IPOs and is generally referred to as In re Initial Public Offering Securities Litigation. The complaint alleges, in essence, (a) that the underwriters combined and conspired to increase their respective compensation in connection with the IPO by (i) receiving excessive, undisclosed commissions in exchange for lucrative allocations of IPO shares, and (ii) trading in Inrange’s stock after creating artificially high prices for the stock post-IPO through “tie-in” or “laddering” arrangements (whereby recipients of allocations of IPO shares agreed to purchase shares in the aftermarket for more than the public offering price for Inrange shares) and dissemination of misleading market analysis on Inrange’s prospects; and (b) that Inrange violated federal securities laws by not disclosing these underwriting arrangements in its prospectus. The defense has been tendered to the carriers of Inrange’s director and officer liability insurance, and a request for indemnification has been made to the various underwriters in the IPO. At this point the insurers have issued a reservation of rights letter and the underwriters have refused indemnification. The court has granted Inrange’s motion to dismiss claims under section 10(b) of the Securities Exchange Act of 1934 because of the absence of a pleading of intent to defraud. The court granted plaintiffs leave to replead these claims, but no further amended complaint has been filed. The court denied Inrange’s motion to dismiss claims under section 11 of the Securities Act of 1933. The court has also dismissed Inrange’s individual officers without prejudice, after they entered into a tolling agreement with the plaintiffs. On July 25, 2003, Inrange’s board of directors conditionally approved a proposed partial settlement with the plaintiffs in this matter. The settlement would provide, among other things, a release of Inrange and of the individual defendants for the conduct alleged in the action to be wrongful in the complaint. Inrange would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims Inrange may have against its underwriters. Any direct financial impact of the proposed settlement is expected to be borne by Inrange’s insurers. In June 2004, an agreement of settlement was submitted to the court for preliminary approval. On August 31, 2005, the court preliminarily approved the proposed settlement. A fairness hearing will be held in 2006 before any final settlement is approved, if at all. Until the settlement is effective, management intends to defend against this consolidated proceeding vigorously.
     Data Center Systems Litigation
     On March 29, 2006, McDATA Services Corporation was notified that Kevin M. Ehringer Enterprises Inc. d/b/a Data Center Systems (“DCS”) had filed in the State District Court in Dallas Texas, a lawsuit seeking damages and injunctive relief against McDATA Services Corporation (“McDATA Services”) f/k/a Computer Network Technology Corporation alleging that McDATA Services Corporation had breached its duties under a Distributor, Development, Asset Sale Agreement entered into by the parties in November 2003. It is likely that a full lawsuit on the merits will be forthcoming. McDATA Services intends to defend itself vigorously and, based on facts known to its management team, believes the case is wholly without merit.

Indemnifications and Guarantees
          Ordinary Course Purchase and Sale Agreements
          During its normal course of business, the Company may enter into agreements with customers, resellers, OEMs, systems integrators, distributors and others. These agreements typically require the Company to indemnify the other party against claims of intellectual property infringement made by third parties arising for the use of our products. In addition, the majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company evaluates and estimates losses from such indemnification under SFAS No. 5, “Accounting for Contingencies”, as interpreted by FASB Interpretation No. 45. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such indemnification and guarantees in our financial statements
          Sale of Lumberton, New Jersey Manufacturing Operations
          As described in Note 5, on June 24, 2005 the Company entered into a series of agreements with Solectron in connection with the sale of manufacturing operations and transfer of assets related to its Lumberton, New Jersey production facility. As part of the Asset Purchase Agreement between the Company and Solectron, the Company has made a number of representations and has agreed to indemnify the buyer and hold them harmless from certain losses suffered in connection with their purchase of assets and assumption of liabilities of the Lumberton facility. The more significant indemnifications relate to representations made by the Company as to the proper maintenance of the tangible assets purchased, compliance with ERISA as it relates to benefit plans in which the transferred employees have participated prior to the sale, and the absence of undisclosed environmental issues or significant contracts. The term of the representations relating to undisclosed environmental issues is five years, with the term of the remaining representations being two years. Although, there are no maximum potential indemnification amounts stated in the agreement for these representations, based on facts currently available, management estimates the maximum potential amount of payments that could be required under these representations to be $5.3 million. However, it is management’s judgment that the probability of the Company having to make any payments under any one of the representations ranges from 0% to 20%. In calculating the fair value of the Company’s obligation under these representations, the maximum potential loss estimate was multiplied by the probability of each occurring. The resulting potential future cash flows were then discounted using a rate of 8%, resulting in the Company recognizing a liability of approximately $400,000 in accordance with FIN 45. Due to the uncertainty surrounding the risks involved, the liability balance will be maintained and reevaluated as needed, over the full term of the related indemnifications. Any future reversals of previous accrual amounts which were recorded during the purchase accounting period as an increase to goodwill will be recorded as a reduction to goodwill. Otherwise, any portion of the liability that is derecognized in the future will be credited to operating results.
          SPX Tax Sharing Agreement
          Inrange Technologies Corporation (Inrange) is subject to a tax sharing agreement with SPX Corporation (SPX) relating to previous tax years when Inrange was part of the SPX consolidated tax group (the SPX Agreement). Inrange was acquired by CNT from SPX in May 2003. When CNT was acquired by McDATA, Inrange became an indirect subsidiary of McDATA. Pursuant to the SPX Agreement, if the a taxing authority makes an adjustment to Inrange losses utilized in previous tax years by the SPX consolidated group, Inrange must compensate SPX for the lost tax benefits. The Internal Revenue Service is currently examining tax returns filed by SPX for certain years that Inrange was included in the SPX consolidated return. At this time, we are not aware of any audit adjustments that would require Inrange to compensate SPX for lost tax benefits.

NOTE 18 RELATED PARTIES
     There has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (a) compensation agreements and other arrangements, which are described in “Item 11—Executive Compensation,” and (b) the transactions described below.
     In June 2005, the Company entered into a one year consulting agreement with Thomas G. Hudson, a director of the Company. Please see the Company’s Form 8-K filed June 1, 2005 for further information. Mr. Hudson’s son-in-law is a sales employee with the Company. Mr. Hudson has also taken the position of Chairman of 20/20 Technologies Corporation (20/20 Technologies). An affiliate of 20/20 Technologies and McDATA Services Corporation (formerly CNT) had previously entered into a business development agreement in February 2003 whereby the affiliate of 20/20 Technologies provides telecommunication management services to us. Payments for these services aggregated $141,000 in 2005. The Company has also entered into indemnification agreements with its directors and officers. For a discussion regarding the indemnification agreements, please see Item 11. Executive Compensation under the caption entitled “Limitation of Liability and Indemnification.”
Note 19—SUPPLEMENTAL GUARANTOR INFORMATION
     On June 1, 2005, as part of the merger with CNT, McDATA Corporation (Parent Guarantor) fully and unconditionally guaranteed CNT’s convertible debt. In February 2002, CNT (Issuer of Notes) sold $125,000,000 of 3% convertible subordinated notes due February 15, 2007. The notes were convertible into CNT common stock at the price of $19.17 per share. Due to the Merger, the notes are now convertible into Class A McDATA stock at a price of approximately $14.75 per share (aggregate of approximately 8.4 million shares) at any time prior to their maturity on February 15, 2007. At January 31, 2006, the amount outstanding on the CNT notes was $124.4 million. After the merger, the corporate name of CNT was changed to McDATA Services Corporation.
     The following condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as of the consolidated financial statements. Investments in our subsidiaries are accounted for on the equity method; accordingly, entries necessary to consolidate the Parent Guarantor, Issuer of Notes, and all of its subsidiaries are reflected in the eliminations column.

McDATA CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEETS (1)
As of January 31, 2006
(in thousand)

			Subsidiaries
	Parent	Issuer of	Non
	Guarantor	Notes	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$122,595	$13,306	$3,182	$—	$139,083
Securities lending collateral	62,555	—	—	—	62,555
Short-term investments	171,110	—	—	—	171,110
Accounts receivable, net	110,937	15,090	79	—	126,106
Intercompany accounts receivable, net	(392,087)	176,752	(32,576)	247,911	—
Inventories, net	24,431	8,702	—	(33)	33,100
Prepaid expenses and other current assets	7,154	5,696	573	—	13,423

Total current assets	106,695	219,546	(28,742)	247,878	545,377
Property and equipment, net	85,045	22,628	1,445	—	109,118
Long-term investments	31,881	3	—	—	31,884
Investment in subsidiaries	410,529	—	2	(410,531)	—
Restricted cash	6,858	3,839	—	—	10,697
Intangible assets, net	57,751	—	65,952	(9)	123,694
Goodwill	187,448	—	78,693	—	266,141
Other assets, net	40,440	18,917	432	9	59,798

Total assets	$926,647	$264,933	$117,782	$(162,653)	$1,146,709

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,054	$4,052	$132	$—	$43,238
Accrued liabilities	58,771	41,384	241	(6,120)	94,276
Securities lending collateral payable	62,555	—	—	—	62,555
Current portion of deferred revenue	25,506	35,503	233	—	61,242
Current portion of notes payable and obligations under capital leases	628	2,340	9	—	2,977

Total current liabilities	186,514	83,279	615	(6,120)	264,288
Notes payable and obligations under capital leases, less current portion	972	2,560	—	—	3,532
Deferred revenue, less current portion	13,461	17,913	6	—	31,380
Other long-term liabilities	1,523	321	—	—	1,844
Interest rate swap	6,449	1,104	—	—	7,553
Convertible subordinated debt	165,505	120,111	273	—	285,889

Total liabilities	374,424	225,288	894	(6,120)	594,486
Total stockholders’ equity	552,223	39,645	116,888	(156,533)	552,223

Total liabilities and stockholders’ equity	$926,647	264,933	$117,782	(162,653)	$1,146,709

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEETS (1)
As of January 31, 2005
(in thousands)

			Subsidiaries
	Parent	Issuer of	Non
	Guarantor	Notes	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$62,473	$—	$2,034	$—	$64,507
Securities lending collateral	130,804	—	—	—	130,804
Short-term investments	145,259	—	—	—	145,259
Accounts receivable, net	63,787	—	23	—	63,810
Intercompany accounts receivable, net	(41,595)	—	(30,404)	71,999	—
Inventories, net	13,720	—	—	—	13,720
Prepaid expenses and other current assets	6,272	—	1,008	—	7,280

Total current assets	380,720	—	(27,339)	71,999	425,380
Property and equipment, net	91,718	—	3,211	—	94,929
Long-term investments	95,589	—	—	—	95,589
Investment in subsidiaries	216,900	—	2	(216,902)	—
Restricted cash	5,047	—	—	—	5,047
Intangible assets, net	—	—	87,592	—	87,592
Goodwill	—	—	78,693	—	78,693
Other assets, net	30,453	—	552	—	31,005

Total assets	$820,427	$—	$142,711	$(144,903)	$818,235

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,150	$—	$195	$—	$20,345
Accrued liabilities	47,576	—	3,310	(6,335)	44,549
Securities lending collateral payable	130,804	—	—	—	130,804
Current portion of deferred revenue	22,102	—	634	—	22,736
Current portion of notes payable and obligations under capital leases	912	—	0	—	912

Total current liabilities	221,770	—	4,134	(6,335)	219,346
Notes payable and obligations under capital leases, less current portion	252	—	4	—	256
Deferred revenue, less current portion	27,001	—	—	—	27,001
Other long-term liabilities	1,908	—	0	—	1,908
Interest rate swap	2,005	—	—	—	2,005
Convertible subordinated debt	170,495	—	—	—	170,495

Total liabilities	423,203	—	4,143	(6,335)	421,011
Total stockholders’ equity	397,224	—	138,568	(138,568)	397,224

Total liabilities and stockholders’ equity	$820,427	—	$142,711	(144,903)	$818,235

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (1)
For the Year Ended January 31, 2006
(in thousands, except per share data)

			Subsidiaries
	Parent	Issuer of	Non
	Guarantor	Notes	Guarantors	Eliminations	Consolidated
Total revenue	$474,371	$144,945	$664	$(5,547)	$614,433
Total cost of revenue	221,908	89,702	2,560	(5,079)	309,091

Gross profit	252,463	55,243	(1,896)	(468)	305,342
Operating expenses:
Research and development	105,607	4,758	1,350	—	111,715
Selling and marketing	87,289	17,895	28,678	47	133,909
General and administrative	29,251	3,600	2,265	—	35,116
Amortization of purchased intangible assets	15,870	—	21,640	—	37,510
Amortization of deferred compensation	5,908	—	—	—	5,908
Restructuring charges	11,720	(35)	—	—	11,685

Total operating expenses	255,645	26,218	53,933	47	335,843
Income (loss) from operations	(3,182)	29,025	(55,829)	(515)	(30,501)
Interest and other income, net of interest expense	(29,453)	(3,939)	33,574	149	331

Income (loss) before income taxes	(32,635)	25,086	(22,255)	(366)	(30,170)
Income tax expense (benefit)	(705)	1,709	(573)	—	431
Equity loss from subsidiaries of nonguarantors	(21,682)	—	—	21,682	—

Net income (loss)	$(53,612)	$23,377	$(21,682)	$21,316	$(30,601)

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (1)
For the Year Ended January 31, 2005
(in thousands, except per share data)

			Subsidiaries
	Parent	Issuer of	Non
	Guarantor	Notes	Guarantors	Eliminations	Consolidated
Total revenue	$397,928	$—	$1,732	$—	$399,660
Total cost of revenue	173,518	—	2,643	—	176,161

Gross profit	224,410	—	(911)	—	223,499
Operating expenses:
Research and development	88,092	—	3,396	—	91,488
Selling and marketing	75,943	—	25,362	—	101,305
General and administrative	21,993	—	3,591	—	25,584
Amortization of purchased intangible assets	—	—	22,773	—	22,773
Amortization of deferred compensation	5,522	—	—	—	5,522
Restructuring charges	8	—	1,255	—	1,263

Total operating expenses	191,558	—	56,377	—	247,935
Income (loss) from operations	32,852	—	(57,288)	—	(24,436)
Interest and other income, net of interest expense	(22,046)	—	27,352	—	5,306

Income (loss) before income taxes	10,806	—	(29,936)	—	(19,130)
Income tax expense (benefit)	(457)	—	819	—	362

Income (loss) before equity in net loss of affiliated company	11,263	—	(30,755)	—	(19,492)
Equity in net loss of affiliated company	(1,380)	—	—	—	(1,380)
Equity loss from subsidiaries of nonguarantors	(30,755)	—	—	30,755	—

Net income (loss)	$(20,872)	$—	$(30,755)	$30,755	$(20,872)

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (1)
For the Year Ended January 31, 2004
(in thousands, except per share data)

		Issuer	Subsidiaries
	Parent	of	Non
	Guarantor	Notes	Guarantors	Eliminations	Consolidated
Total revenue	$412,284	$—	$9,832	$(3,256)	$418,860
Total cost of revenue	174,929	—	5,656	(3,256)	177,329

Gross profit	237,355	—	4,176	—	241,531
Operating expenses:
Research and development	79,452	—	9,374	—	88,826
Selling and marketing	73,206	—	22,614	—	95,820
General and administrative	25,896	—	4,338	—	30,234
Amortization of purchased intangible assets	—	—	9,222	—	9,222
Acquired in-process research and development and other acquisition-related costs	3,636	—	7,774	—	11,410
Amortization of deferred compensation	11,969	—	—	—	11,969
Restructuring charges	2,258	—	—	—	2,258

Total operating expenses	196,417	—	53,322	—	249,739
Income (loss) from operations	40,938	—	(49,146)	—	(8,208)
Interest and other income, net of interest expense	(15,219)	—	19,690	—	4,471

Income (loss) before income taxes	25,719	—	(29,456)	—	(3,737)
Income tax expense (benefit)	35,522	—	2,890	—	38,412

Income (loss) before equity in net loss of affiliated company	(9,803)	—	(32,346)	—	(42,149)
Equity in net loss of affiliated company	(984)	—	—	—	(984)
Equity loss from subsidiaries of nonguarantors	(32,346)	—	—	32,346	—

Net income (loss)	$(43,133)	$—	$(32,346)	$32,346	$(43,133)

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

McDATA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (1)
For the Year Ended January 31, 2006
(in thousands)

			Subsidiaries
	Parent	Issuer of	Non
	Guarantor	Notes	Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$45,630	$(32,675)	$1,534	$—	$14,489
Cash flows from investing activities: (2)
Purchases of property and equipment	(11,074)	(1,937)	(166)	—	(13,177)
Proceeds from sale of equipment	193	1,532	2	—	1,727
Purchases of investments	(376,952)	—	—	—	(376,952)
Proceeds from maturities and sales of investments	415,093	—	—	—	415,093
Cash used for acquisition costs	(6,912)	47,307	—	—	40,395
Restricted cash related to interest rate swap	(1,811)	(14)	—	—	(1,825)
Cash received on cash surrender value of life insurance policy	—	1,339	—	—	1,339

Net cash provided by (used in) investing activities	18,537	48,227	(164)	—	66,600
Cash flows from financing activities:
Payments on long-term notes payable and capital leases	(575)	(1,938)	(222)	—	(2,735)
Purchase of treasury stock	(4,552)	—	—	—	(4,552)
Proceeds from the issuance of common stock	1,082	—	—	—	1,082

Net cash used in financing activities	(4,045)	(1,938)	(222)	—	(6,205)
Effect of exchange rate changes on cash	—	(308)	—	—	(308)

Net increase (decrease) in cash and cash equivalents	60,122	13,306	1,148	—	74,576
Cash and cash equivalents, beginning of period	62,473	—	2,034	—	64,507

Cash and cash equivalents, end of period	$122,595	$13,306	$3,182	$—	$139,083

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

(2)	Cash acquired in the merger with CNT, net of transaction costs, is recognized as investing inflow of cash in the consolidated cash flows statement for the twelve-month period ended January 31, 2006.

McDATA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (1)
For the Year Ended January 31, 2005
(in thousands)

			Subsidiaries
	Parent	Issuer of	Non
	Guarantor	Notes	Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$20,095	$—	$1,329	$—	$21,424
Cash flows from investing activities: (2)
Purchases of property and equipment	(17,657)	—	638	—	(17,019)
Proceeds from sale of equipment	96	—	—	—	96
Purchases of investments	(459,825)	—	—	—	(459,825)
Proceeds from maturities and sales of investments	476,727	—	—	—	476,727
Restricted cash related to interest rate swap	83	—	—	—	83

Net cash provided by (used in) investing activities	(576)	—	638	—	62
Cash flows from financing activities:
Payments on long-term notes payable and capital leases	(1,088)	—	(1,479)	—	(2,567)
Purchase of treasury stock	(10,287)	—	—	—	(10,287)
Proceeds from the exercise of stock options	5,574	—	—	—	5,574

Net cash used in financing activities	(5,801)	—	(1,479)	—	(7,280)

Net increase (decrease) in cash and cash equivalents	13,718	—	488	—	14,206
Cash and cash equivalents, beginning of period	48,755	—	1,546	—	50,301

Cash and cash equivalents, end of period	$62,473	$—	$2,034	$—	$64,507

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles and is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

(2)	Cash acquired in the merger with CNT, net of transaction costs, is recognized as investing inflow of cash in the consolidated cash flows statement for the twelve-month period ended January 31, 2006.

McDATA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (1)
For the Year Ended January 31, 2004
(in thousands)

		Issuer	Subsidiaries
	Parent	of	Non
	Guarantor	Notes	Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(127,778)	$—	$188,838	$—	$61,060
Cash flows from investing activities: (2)
Purchases of property and equipment	(17,762)	—	(242)	—	(18,004)
Proceeds from sale of equipment	5	—	—	—	5
Acquisitions, net of cash acquired	—	—	(171,421)	—	(171,421)
Purchase of equity investment in Aarohi	(6,000)	—	—	—	(6,000)
Purchases of investments	(654,238)	—	—	—	(654,238)
Proceeds from maturities and sales of investments	610,529	—	—	—	610,529
Restricted cash related to interest rate swap	(5,130)	—	—	—	(5,130)

Net cash provided by (used in) investing activities	(72,596)	—	(171,663)	—	(244,259)
Cash flows from financing activities:
Proceeds from issuance of subordinate debt	172,500	—	—	—	172,500
Cost of debt issuance	(5,567)	—	—	—	(5,567)
Purchase of call options	(53,455)	—	—	—	(53,455)
Sale of call options	32,945	—	—	—	32,945
Payments on long-term notes payable and capital leases	(2,116)	—	(16,050)	—	(18,166)
Purchase of treasury stock	(8,752)	—	—	—	(8,752)
Proceeds from the exercise of stock options	5,827	—	—	—	5,827

Net cash used in financing activities	141,382	—	(16,050)	—	125,332

Net increase (decrease) in cash and cash equivalents	(58,992)	—	1,125	—	(57,867)
Cash and cash equivalents, beginning of period	107,739	—	429	—	108,168

Cash and cash equivalents, end of period	$48,747	$—	$1,554	$—	$50,301

(1)	In conjunction with the guarantee of McDATA Services Corporation’s (formerly known as CNT) convertible debt, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not representative of the operations of McDATA or the former CNT on either a pre-merger or stand-alone basis.

(2)	Cash acquired in the merger with CNT, net of transaction costs, is recognized as investing inflow of cash in the consolidated cash flows statement for the twelve-month period ended January 31, 2006.

NOTE 20 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
          The following summarizes selected financial information for each of the two years in the period ended January 31, 2006:

	Q1	Q2	Q3	Q4	Total
2005
Total revenue	$98,868	$165,309	$168,505	$181,751	$614,433
Gross profit	53,428	81,624	79,435	90,855	305,432
Net income (loss)	(2,857)	(25,518)	(7,484)	5,258	(30,601)
Basic net income (loss) per share (1)	$(0.02)	$(0.18)	$(0.05)	$0.03	$(0.22)
Diluted net income (loss) per share (1)	$(0.02)	$(0.18)	$(0.05)	$0.03	$(0.22)

2004
Total revenue	$97,229	$98,221	$98,525	$105,685	$399,660
Gross profit	54,742	54,844	54,821	59,092	223,499
Net income loss	(9,844)	(5,425)	(5,523)	(80)	(20,872)
Basic net loss per share (1)	$(0.09)	$(0.05)	$(0.05)	$(0.00)	$(0.18)
Diluted net income per share (1)	$(0.09)	$(0.05)	$(0.05)	$(0.00)	$(0.18)

(1)	The sum of the basic and diluted net income (loss) per share for the fiscal quarters may not add to the fiscal year per share due to rounding.

MCDATA CORPORATION
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)

	Balance at	Charged to					Balance at
	Beginning	Costs and					End of
	of Period	Expenses	Deductions		Other		Period
Year ended January 31, 2004
Allowance for doubtful accounts	$1,290	$(474)	$(64	)(a)	$174	(c)	$926
Inventory reserves	7,115	1,923	(5,870	)(b)	1,308	(c)	4,476
Year ended January 31, 2005
Allowance for doubtful accounts	$926	$(468)	$(152	)(a)	$—		$306
Inventory reserves	4,476	4,576	(4,148	)(b)	—		4,904
Year ended January 31, 2006
Allowance for doubtful accounts	$306	$1,520	$(1,987	)(a)	$8,041	(d)	$7,880
Inventory reserves	4,904	6,735	(4,122)		4,007	(e)	11,524

(a)	Reflects uncollectible amounts written-off, net of recoveries.

(b)	Reflects disposals of obsolete inventory and reductions to lower-of-cost or market reserves.

(c)	Reflects the acquisition of Nishan in fiscal year 2003.

(d)	Reflects the acquisition of CNT in fiscal year 2005.

(e)	Reflects the increase to reserves as a result of the UMD Swap program as discussed in Note 5 to the Consolidated Financial Statements.